Exhibit 99.1

Execution Copy

Agreement and Plan of Merger

by and among

First Midwest Bancorp, Inc.,
a Delaware corporation,

First Midwest Acquisition Subsidiary, Inc.,
a Delaware corporation,

and

CoVest Bancshares, Inc.,
a Delaware corporation

Dated as of September 11, 2003

Merger Agreement

1579549/JJM

Table of Contents

Section Heading Page

Article I Definitions *1

Section 1.01. Definitions *1

Section 1.02. Principles of Construction *9

Article II The Merger; Effect; Payment; Closing *10

Section 2.01. The Merger *10

Section 2.02. Closing; Effective Time *10

Section 2.03. Effects of Merger *10

Section 2.04. Effects of Merger on Capital Stock and Stock Options *11

Section 2.05. Payment for Participating Company Common Stock *12

Section 2.06. Payment for Company Stock Options *13

Section 2.07. Escheat *14

Section 2.08. Dissenting Shares *14

Section 2.09. Aggregate Merger Consideration *14

Article III Representations and Warranties of Buyer and NewCo *14

Section 3.01. Organization *14

Section 3.02. Authorization *14

Section 3.03. Conflicts *15

Section 3.04. Litigation *15

Section 3.05. Sufficient Funds *15

Section 3.06. Fees *15

Section 3.07. Buyer SEC Reports *16

Section 3.08. Governmental Approvals *16

Section 3.09. No Other Representation or Warranty *16

Article IV Representations and warranties of Company *16

Section 4.01. Organization *16

Section 4.02. Authorization *17

Section 4.03. Conflicts *17

Section 4.04. Antitakeover Provisions Inapplicable *18

Section 4.05. Capitalization *18

Section 4.06. Company Financial Statements; Material Changes *18

Section 4.07. Company Subsidiaries *19

Section 4.08. Company Filings *21

Section 4.09. Company Reports *21

Section 4.10. Compliance with Laws *21

Section 4.11. Litigation *23

Section 4.12. Licenses *23

Section 4.13. Taxes *23

Section 4.14. Insurance *24

Section 4.15. Loans; Investments *25

Section 4.16. Allowance for Loan Losses *26

Section 4.17. Company Benefit Plans *26

Section 4.18. Compliance with Environmental Laws *29

Section 4.19. Material Matters *30

Section 4.20. Defaults *33

Section 4.21. Materiality *33

Section 4.22. Operations Since June 30, 2003 *33

Section 4.23. Corporate Records *35

Section 4.24. Undisclosed Liabilities *36

Section 4.25. Assets *36

Section 4.26. Trust or Agency Agreements *36

Section 4.27. Indemnification *37

Section 4.28. Insider Interests *37

Section 4.29. Fees *37

Section 4.30. Disclosure *38

Section 4.31. Governmental Approvals *38

Section 4.32. No Other Representation or Warranty *38

Article V Covenants *38

Section 5.01. Conduct of Business by Company Until the Closing Date *38

Section 5.02. Affiliate Agreement; Company Stock Options *42

Section 5.03. Indemnification *43

Section 5.04. Certain Actions *43

Section 5.05. Title Matters *44

Section 5.06. Environmental Investigation *45

Section 5.07. Buyer's Conduct Prior to Closing *46

Article VI Additional Agreements *46

Section 6.01. Inspection of Records; Confidentiality *46

Section 6.02. Cooperation *48

Section 6.03. Regulatory Applications *48

Section 6.04. Company Stockholder Approval *48

Section 6.05. Financial Statements and Reports *49

Section 6.06. Notice *49

Section 6.07. Press Releases *50

Section 6.08. Delivery of Supplements to Disclosure Schedules *50

Section 6.09. Resolution of Company Benefit Plans *50

Section 6.10. Conforming Entries *54

Section 6.11. Stockholder Equity Statement *54

Article VII Conditions *55

Section 7.01. Conditions to the Obligations of Buyer and NewCo *55

Section 7.02. Conditions to the Obligations of Company *57

Section 7.03. Conditions to the Obligations of the Parties *58

Article VIII Termination; Amendment; Waiver *58

Section 8.01. Termination *58

Section 8.02. Expenses *59

Section 8.03. Effect of Termination *59

Section 8.04. Survival of Agreements *60

Section 8.05. Amendment *60

Section 8.06. Waiver *60

Article IX General Provisions *61

Section 9.01. Survival *61

Section 9.02. Delivery of Disclosure Schedules *61

Section 9.03. Notices *61

Section 9.04. Specific Enforceability *62

Section 9.05. Applicable Law; Jurisdiction *62

Section 9.06. Severability *63

Section 9.07. Entire Agreement; Binding Effect; Non-Assignment; Counterparts *63

Section 9.08. Waiver of Jury Trial *63

List of Exhibits

Exhibit 2.03(b) Amended and Restated Certificate of Incorporation of the Surviving
Corporation

Exhibit 2.03(c) Amended and Restated bylaws of the Surviving Corporation

Exhibit 5.02 Company Affiliate Agreement

Exhibit 7.01(k) Form of Opinion of Counsel for Company

Exhibit 7.02(d) Form of Opinion of Counsel for Buyer and NewCo

List of Schedules -- Buyer and NewCo

Schedule 3.03 Conflicts and Scheduled Buyer Governmental Filings and Approvals
Schedule 3.04 Litigation of Buyer and NewCo

List of Schedules -- Company

Schedule 4.03 Conflicts and Scheduled Company Governmental Filings and Approvals
Schedule 4.05 Company Stock Option Plan and Bank Incentive Plan
Schedule 4.06 Material Changes

Schedule 4.07(a) Company Subsidiaries

Schedule 4.07(e) Affiliates and Company Off Balance Sheet Transactions

Schedule 4.07(f) Intercompany Agreements

Schedule 4.10 Compliance with Laws and CRA Agreements

Schedule 4.11 Litigation of Company

Schedule 4.13 Taxes

Schedule 4.14 Insurance Claims

Schedule 4.15 Loans; Investments and OREO

Schedule 4.17 Company Benefit Plans

Schedule 4.18 Compliance with Environmental Laws

Schedule 4.19 Material Matters

Schedule 4.22 Operations Since June 30, 2003

Schedule 4.24 Undisclosed Liabilities

Schedule 4.25 Assets

Schedule 4.26 Trust or Agency Agreements

Schedule 4.29 Transaction Expenses

Schedule 4.30 Indemnification

Schedule 4.32 Transaction Expenses

Schedule 5.01(i) Compensation

Schedule 5.01(j) Leases and Licenses
Schedule 5.01(q) Changes to Company Business

Schedule 6.09(e) Payment to Executive Officers of Company

Agreement and Plan of Merger

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 11th day of September, 2003, by and among First Midwest Bancorp, Inc., a Delaware corporation ("Buyer"), First Midwest Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer ("NewCo"), and CoVest Bancshares, Inc., a Delaware corporation ("Company").

Witnesseth:

Whereas, Buyer and Company are both registered bank holding companies under the Bank Holding Company Act of 1956, as amended (the "BHC"); and

Whereas, Company owns 100% of the issued and outstanding common stock of CoVest Banc, National Association, a national banking association (the "Bank"); and

Whereas, Buyer desires to acquire Company by causing NewCo to merge with and into Company in accordance with this Agreement, which provides, among other things, that Company shall be the Surviving Corporation (the "Merger"); and

Whereas, Buyer desires immediately upon the consummation of the Merger to merge Surviving Corporation with and into Buyer, such that Buyer will be the survivor, then immediately thereafter merge the Bank with and into First Midwest Bank, an Illinois state bank ("Buyer Bank"), such that Buyer Bank will be the survivor (the "Related Mergers"); and

Whereas, the boards of directors of Buyer, NewCo and Company deem it advisable that NewCo be merged with and into Company in accordance with this Agreement; and

Whereas, the parties hereto desire to enter into this Agreement for the purpose of effecting the Merger; and

Whereas, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also desire to set forth various conditions precedent to the Merger.

Now, Therefore, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

Article I
Definitions

Section 1.01. Definitions. In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.01:

"Affiliate" shall mean, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, the term "controls" or "controlled by" or "under common control" means (a) possession of twenty-five percent (25%) or more of the voting rights of the specified Person or the right to appoint a majority of the managers or directors of the specified Person or (b) the direct or indirect beneficial ownership of twenty-five percent (25%) or more of any equity of the specified Person.

"Affiliate Agreement" shall have the meaning set forth in Section 5.02(a) hereof.

"Aggregate Merger Consideration" shall mean the sum of all consideration payable to the Participating Stockholders and the holders of Participating Company Stock Option(s) under this Agreement less the aggregate amount paid to Company in exchange for shares of Company Common Stock issued pursuant to the exercise of a Company Stock Option on or after the date hereof but prior to the Effective Time.

"Agreement" shall have the meaning set forth in the Preamble.

"Bank" shall have the meaning set forth in the Preamble.

"Bank Reports" shall have the meaning set forth in Section 4.06 hereof.

"BFKPN" shall have the meaning set forth in Section 5.04 hereof.

"BHC" shall have the meaning set forth in the Preamble.

"Business Day" shall mean any day other than a Saturday or Sunday or any other day that the Bank is authorized or required to be closed.

"Buyer" shall have the meaning set forth in the Preamble.

"Buyer Bank" shall have the meaning set forth in the Preamble.

"Buyer Benefit Plans" shall have the meaning set forth in Section 6.09(b) hereof.

"Buyer Governmental Filings and Approvals" shall have the meaning set forth in Section 3.03 hereof.

"Certificate of Merger" shall have the meaning set forth in Section 2.02 hereof.

"Closing" shall mean the actions required to consummate the Merger which shall take place as provided in Article II hereof after the satisfaction or waiver of all of the conditions set forth in Article VII hereof.

"Closing Date" shall mean the date on which the Closing occurs.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commissioner" shall mean the Commissioner of the Illinois Office of Banks and Real Estate.

"Company" shall have the meaning set forth in the Preamble.

"Company Benefit Plans" shall have the meaning set forth in Section 4.17(a) hereof.

"Company Certificate" shall mean a stock certificate evidencing ownership of share(s) of Company Common Stock.

"Company Common Stock" shall have the meaning given such term in Section 4.05(a) hereof.

"Company Employees" shall have the meaning set forth in Section 6.09(b) hereof.

"Company Financial Statements" shall have the meaning set forth in Section 4.06 hereof.

"Company Governmental Filings and Approvals" shall have the meaning set forth in Section 4.03 hereof.

"Company Investments" shall mean CoVest Investments, Inc., an Illinois corporation.

"Company Off Balance Sheet Transaction" shall have the meaning set forth in Section 4.07(e) hereof.

"Company Stock Option" shall have the meaning set forth in Section 4.05(b) hereof.

"Company Stock Option Plan" shall have the meaning set forth in Section 4.05(b) hereof.

"Company Subsidiary" or "Company Subsidiaries" shall have the meaning set forth in Section 4.07(a) hereof.

"CRA" shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

"DGCL" shall mean the Delaware General Corporation Law, as amended.

"Data Process Employee" shall mean each employee of Company or any Company Subsidiary identified in writing by Buyer to Company prior to the Closing Date as an individual who Buyer reasonably believes is necessary in connection with the integration of the operations of Company and Company Subsidiaries with those of Buyer and its Subsidiaries after the Closing Date.

"Determination Date" shall have the meaning set forth in Section 6.11 hereof.

"Disclosure Schedule of Buyer and NewCo" has the meaning set forth in Section 3.03 hereof.

"Disclosure Schedule of Company" shall have the meaning set forth in Section 4.03 hereof.

"Dispute Arbitrator" shall have the meaning set forth in Section 6.11 hereof.

"Dissenting Shares" shall mean a share of Company Common Stock held by a Person who properly exercises (including timely perfection and timely compliance with all other requirements under Section 262 of the DGCL) any appraisal rights under the DGCL with respect to such share.

"ERISA" shall have the meaning set forth in Section 4.17(a) hereof.

"Effective Time" shall have the meaning set forth in Section 2.02 hereof.

"Environmental Laws" shall mean all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

"ESOP" shall have the meaning set forth in Section 4.17(b) hereof.

"ESOP Loan" shall have the meaning set forth in Section 4.17(b) hereof.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Fairness Opinion" shall have the meaning set forth in Section 6.04 hereof.

"FASB" shall mean the Financial Accounting Standards Board.

"FDIC" shall mean the Federal Deposit Insurance Corporation.

"Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

"GAAP" shall mean the generally accepted accounting principles in the United States of America.

"Governmental Approvals" shall mean all the consents, approvals and authorizations associated with the Buyer Governmental Filings and Approvals and the Company Governmental Filings and Approvals.

"Hazardous Substance" shall have the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., Section 9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws and any other pollutant, contaminant, or waste, including petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls.

"Insider Loan" shall have the meaning set forth in Section 4.15(f) hereof.

"Intercompany Agreement" shall mean all agreements between Company and any Company Subsidiary or among any Company Subsidiaries.

"IRS" shall mean the Internal Revenue Service.

"Joint Resolution Period" shall have the meaning set forth in Section 6.11 hereof.

"Knowledge" or "to the Knowledge of" shall mean (unless otherwise expressly provided herein) with respect to a party hereto, the actual knowledge, after due inquiry, of any of the members of the board of directors or the executive officers having responsibility for the matter in question of Company and the Company Subsidiaries in the case of Company and of Buyer in the case of Buyer.

"Lend to" shall have the meaning set forth in Section 5.01(n) hereof.

"Letter of Transmittal" shall have the meaning set forth in Section 2.05(c) hereof.

"Liability" shall mean all of the material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes with respect to or based upon transactions or events heretofore occurring.

"Material Adverse Effect" with respect to any Person, means any condition, event, change or occurrence that has or may reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of that Person; or (ii) impair in any material respect the ability of that Person to timely perform its obligations under this Agreement; it being understood that a Material Adverse Effect with respect to any Person that is a party hereto shall not include: (1) a change with respect to, or effect on, that Person and its Subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such Person; (2) the payment of any amounts due to, or the provision of any benefits to, any officer or employee under employment contracts or employee benefit plans, severance agreements, consulting agreements or other arrangements in existence as of the date hereof and disclosed on Schedule 4.17 of the Disclosure Schedule of Company; (3) a change with respect to, or effect on, that Person or any of its Subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; (4) actions or omissions taken by that Person as required hereunder and actions or omissions by such Person with the prior written consent of the other party hereto; and (5) a change with respect to, or effect on, the Company and its consolidated Subsidiaries resulting from expenses (such as legal, accounting and investment bankers) incurred in connection with the transactions contemplated by this Agreement, including the costs of litigation defending any of the transactions contemplated herein.

"Material Loan" shall mean any loan from Company or any Company Subsidiary to any Person in an amount equal to or in excess of $250,000.

"Merger" shall have the meaning set forth in the Preamble.

"Mortgaged Premises" shall mean each (i) real property interest (including any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to either Company or any Company Subsidiary (as applicable) a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to either Company or any Company Subsidiary (as applicable) a lien thereon or security interest therein.

"NASD" shall mean the National Association of Securities Dealers.

"NewCo" shall have the meaning set forth in the Preamble.

"OBRE" shall mean the Office of Banks and Real Estate of the State of Illinois.

"OCC" shall mean the Office of the Comptroller of the Currency.

"OREO" shall have the meaning set forth in Section 4.15(a) hereof.

"Option Spread" shall have the meaning set forth in Section 2.04(d) hereof.

"Participating Company Certificate" shall have the meaning set forth in Section 2.04(b) hereof.

"Participating Company Common Stock" shall have the meaning set forth in Section 2.04(a) hereof.

"Participating Company Stock Option" shall have the meaning set forth in Section 2.04(d) hereof.

"Participating Facility" shall mean any property in which either Company or any Company Subsidiary (as applicable) participates in the management of such property and, where the context requires, includes the owner or operator of such property.

"Participating Stockholder" shall have the meaning set forth in Section 2.05(c) hereof.

"Participating Stockholder Merger Consideration" shall have the meaning set forth in Section 2.05(c) hereof.

"Paying Agent" shall mean First Midwest Bank, Trust Division, as agent for the parties hereunder for the purpose of effectuating the payment of the Participating Stockholder Merger Consideration in accordance with Article II hereof.

"PBGC" shall have the meaning set forth in Section 4.17(d) hereof.

"Permitted Lien" shall have the meaning set forth in Section 4.22(c) hereof.

"Per Share Merger Consideration" shall mean the right to receive $27.45 in cash.

"Person" shall mean any individual, corporation, limited liability company, business trust, association, partnership, joint venture or other entity, or any government or governmental department or agency.

"Phase I" shall have the meaning set forth in Section 5.06(a) hereof.

"Proxy Statement" shall have the meaning set forth in Section 6.04 hereof.

"Records" means all documents, microfiche, microfilm and computer records (including but not limited to, magnetic tape, disc storage, card forms and printed copy) maintained by the Company or any of the Company Subsidiaries that relate to the Trust or Agency Agreements or any Tax imposed on or in connection with any Trust or Agency Agreement.

"Related Mergers" shall have the meaning set forth in the Preamble.

"Representatives" shall have the meaning set forth in Section 5.04 hereof.

"Regulatory Applications" shall have the meaning set forth in Section 6.03 hereof.

"Rights Agreement" shall have the meaning set forth in Section 4.05(a) hereof.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Significant Subsidiary" shall have the meaning set forth in the definition of "Takeover Proposal" set forth in this Section 1.01.

"Stockholder Approval" shall mean the approval of this Agreement and the Merger by the requisite vote of the stockholders of Company.

"Stockholder Equity" shall mean Company's stockholder equity as determined in accordance with GAAP; provided, however, notwithstanding anything to the contrary herein or under GAAP, (i) Transaction Expenses, (ii) conforming entries made by Company or any Company Subsidiary pursuant to 6.10 hereof, (iii) stock repurchases of Company Common Stock made with the permission or at the request of Buyer and (iv) FASB 115 shall not be considered for purposes of such determination.

"Stockholder Equity Statement" shall have the meaning set forth in Section 6.11 hereof.

"Subsidiary" shall mean all those corporations, banks, associations, and other entities of which a Person owns or controls 51% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 51% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

"Surviving Corporation" shall have the meaning given such term in Section 2.01 hereof.

"Surviving Corporation Common Stock" shall have the meaning set forth in Section 2.04(d) hereof.

"Takeover Proposal" shall mean, with respect to Company, any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any Person with either Company or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) of Company (a "Significant Subsidiary"), (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Company or any Significant Subsidiary, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group (but not including the ESOP) to become the beneficial owner of securities representing 9.9% or more of the voting power of either Company or any Significant Subsidiary, (iv) a tender or exchange offer to acquire securities representing 9.9% or more of the voting power of Company, (v) a public proxy or consent solicitation made to the stockholders of Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the board of directors of Company, (vi) the filing by any Person (but not including the ESOP in the case of an event described in clause (iii) above) of an application or notice with the Federal Reserve Board, the FDIC, the OCC, the OBRE or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (v) above, or (vii) the making of a bona fide proposal to Company or the stockholders of Company by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

"Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, prohibited transaction, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee or assessment imposed by a taxing jurisdiction, including any interest, penalties or additional amounts in respect of the foregoing, for each party hereto and its Affiliates.

"Transaction Expenses" shall mean the aggregate amount of the costs, fees and expenses paid or incurred at any time either directly or indirectly by Company or any Company Subsidiary (and by any of their stockholders, directors, officers, employees or agents, to the extent such costs, fees and expenses are payable by Company or any Company Subsidiary) in connection with or arising or resulting from the Merger or in connection with any transaction or action taken with respect to the Merger (including, but not limited to, the negotiation and preparation of this Agreement and the preparation of the Proxy Statement and the payment of any Change in Control Benefit, as defined below) or otherwise contemplated by this Agreement.

"Transaction Services" shall have the meaning set forth in Section 4.29(b) hereof.

"Trust or Agency Agreement" shall mean any instrument, indenture, declaration, agreement, testamentary will, contract, resolution or other agreement under which a Person acts as a trustee or agent (including custodian) and exercises fiduciary powers, as such term is defined in 12 CFR Section 5.26 of the OCC's rules and regulations.

Section 1.02. Principles of Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply: (a) unless otherwise provided herein, actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor's sole discretion; (b) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, and including"; (c) headings are inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of this Agreement; (d) unless otherwise specified, indications of time of day mean Chicago, Illinois time; (e) all references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; (f) references to a statute shall refer to the statute and any successor statute, and to all regulations and rules promulgated under or implementing the statute or successor, as in effect at the relevant time; (g) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (h) "including" shall mean "including, but not limited to;" (i) unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders; (j) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; (k) all references to dollars ($) shall mean United States currency; (l) words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder" refer to this Agreement as a whole unless the context requires otherwise; and (m) all accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. This Agreement and the other instruments and documents to be delivered pursuant hereto shall not be construed more favorably against one party than the other based on who drafted the same, it being acknowledged that all parties hereto contributed meaningfully to the drafting of this Agreement.

Article II
The Merger; Effect; Payment; Closing

Section 2.01. The Merger. In accordance with the terms and subject to the conditions of this Agreement, Buyer and Company shall cause the Merger to be consummated, pursuant to which NewCo shall be merged with and into Company and the separate corporate existence of NewCo shall thereupon cease, and Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

Section 2.02. Closing; Effective Time. Subject to the terms and conditions of this Agreement, the Closing of the Merger shall occur on a date that is mutually agreed upon by the parties, which shall be no later than the seventh (7th) Business Day following the date on which the conditions set forth in Article VII have been satisfied or waived. The Closing shall take place at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at a time to be mutually agreed upon by the parties. The Merger shall become effective (the "Effective Time") upon the filing of a certificate of merger on the Closing Date with the Secretary of State of the State of Delaware with respect to the Merger in accordance with the provisions of the DGCL (the "Certificate of Merger"), or at such time thereafter as Buyer and Company may agree upon in writing and provide in the Certificate of Merger.

Section 2.03. Effects of Merger.

(a) At and after the Effective Time, the Surviving Corporation shall be governed by the laws of the State of Delaware with all of its rights, privileges, powers and franchises unaffected by the Merger, and shall possess all assets and property of every description, whether real, personal or mixed, and every interest in the assets and property, contingent or otherwise, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Company and NewCo, including all debts due on whatever account, all choses in action, and each and every interest of or belonging or due to each of Company and NewCo, all of which shall vest in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in any of such corporations shall not revert or in any way be impaired by the Merger. At and after the Effective Time, the Merger shall have the further effects as set forth in Sections 251, 259, 260 and 261 of the DGCL.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit 2.03(b) attached hereto and shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

(c) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as set forth in Exhibit 2.03(c) attached hereto and shall be the bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the certificate of incorporation of the Surviving Corporation and the DGCL.

(d) The directors of the Surviving Corporation shall be the Persons who were directors of NewCo immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the Persons who were officers of NewCo immediately prior to the Effective Time.

Section 2.04 Effects of Merger on Capital Stock and Stock Options. Upon the Merger becoming effective at the Effective Time:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger that does not qualify as a Dissenting Share ("Participating Company Common Stock") shall, ipso facto and without any action on the part of any holder thereof, become and be converted into the right to receive the Per Share Merger Consideration from Buyer. No interest shall accrue or be payable with respect to the Per Share Merger Consideration.

(b) Each Company Certificate representing share(s) of Participating Company Common Stock ("Participating Company Certificate"), shall represent only the right to receive from Buyer the Per Share Merger Consideration with respect to each share of Participating Company Common Stock represented thereby.

(c) Each share of issued and outstanding Company Common Stock owned of record immediately prior to the Effective Time by Buyer, Company or any of their respective Subsidiaries, including, but not limited to, treasury stock, shall be canceled and retired, and no cash shall be payable with respect thereto; provided, however, that shares of Company Common Stock owned of record immediately prior to the Effective Time by the ESOP, Buyer, Company or any of their respective Subsidiaries in a fiduciary capacity shall not be cancelled and retired as provided above.

(d) Each Company Stock Option outstanding and unexercised immediately prior to the Effective Time ("Participating Company Stock Option") shall, ipso facto and without any action on the part of holder thereof, become and be converted into the right to receive the difference between the Per Share Merger Consideration and the option exercise price applicable to such Participating Company Stock Option (the "Option Spread") with respect to each share of Company Common Stock covered by such Participating Company Stock Option. Prior to the Effective Time, the board of directors of Company and the committee or committees established under the Company Stock Option Plan, shall take such actions or make such determinations as may be required under the Company Stock Option Plan, subject to the approval of Buyer, to effect the provisions of this Agreement, including amending the Company Stock Option Plan so that each Participating Company Stock Option, whether vested or not, will, at the Effective Time, be converted into cash equal to an amount calculated as provided herein. No interest shall accrue or be payable with respect to the Option Spread.

(e) Each share of the common stock of NewCo that is issued and outstanding immediately prior to the Effective Time of the Merger shall, ipso facto and without any action on the part of the holder thereof, become and be converted into one (1) issued and outstanding share of the common stock of the Surviving Corporation ("Surviving Corporation Common Stock"), and all of such shares of Surviving Corporation Common Stock shall be owned by Buyer. The certificates representing shares of common stock of NewCo issued and outstanding immediately prior to the Effective Time of the Merger shall be deemed to represent an identical number of shares of Surviving Corporation Common Stock.

Section 2.05. Payment for Participating Company Common Stock.

(a) As soon as practicable after the Effective Time, the parties hereto shall deliver or cause to be delivered to the Paying Agent a list of the names and addresses of all the Participating Stockholders. At and after the Effective Time there shall be no further registrations or transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(b) Promptly after the Effective Time, Buyer shall make available or cause to be made available to the Paying Agent amounts sufficient in the aggregate, and shall provide all funds necessary, for the Paying Agent to make all payments to the Participating Stockholders required to be made under this Agreement.

(c) As soon as reasonably practicable after the Effective Time (but in no event later than three (3) Business Days after the Effective Time), Buyer shall cause the Paying Agent to send by regular U.S. mail to each holder of share(s) of Participating Company Common Stock ("Participating Stockholder"), or send by overnight mail or messenger delivery to a Participating Stockholder who requests such delivery (at such Participating Stockholder's expense), a letter of transmittal and instructions for use in effecting the surrender of such Participating Stockholder's Participating Company Certificate(s) ("Letter of Transmittal"). Upon a Participating Stockholder's surrender to the Paying Agent of his, her or its Participating Company Certificate(s) (or such documentation as is acceptable to and required by the Paying Agent with respect to lost Participating Company Certificate(s), including, but not limited to, a lost certificate affidavit and a bond in a form and amount reasonably acceptable to the Paying Agent), together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, such Participating Stockholder shall be entitled to receive from the Paying Agent, and Buyer shall cause the Paying Agent to promptly pay such Participating Stockholder, by means of a check mailed via regular U.S. mail to such Participating Stockholder, an amount equal to the Per Share Merger Consideration multiplied by the number of shares of Participating Company Common Stock represented by such Participating Stockholder's Participating Company Certificate(s) so surrendered (the "Participating Stockholder Merger Consideration"). Buyer shall cause the Paying Agent to take all steps reasonable or advisable to permit each Participating Stockholder to surrender his, her or its Participating Company Certificate(s) prior to the Effective Time so as to receive prompt payment of the Participating Stockholder Merger Consideration with respect thereto after the Effective Time.

(d) If payment is to be made to a Person other than the registered holder of the Participating Company Certificate(s) surrendered, it shall be a condition of any such payment that the Participating Company Certificate(s) so surrendered shall be properly endorsed or otherwise executed in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Participating Company Certificate(s) surrendered, or establish to the satisfaction of Buyer or the Paying Agent that any such Tax has been paid or is not applicable.

(e) One hundred eighty (180) days following the Effective Time, (i) Buyer shall cause the Paying Agent to deliver to Buyer a list of the names and addresses of all Participating Stockholders who have not then surrendered their Participating Company Certificate(s) to receive the Participating Stockholder Merger Consideration to which they are entitled to hereunder, and (ii) Buyer shall be entitled at its election to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to Participating Stockholders. Upon the delivery of such funds to Buyer, such Participating Stockholders shall be entitled to look to Buyer only as general creditors thereof with respect to the payment of the Participating Stockholder Merger Consideration required to be made according to the terms hereof.

(f) The Participating Stockholder Merger Consideration paid to each Participating Stockholder pursuant to this Section 2.05 shall constitute and represent full satisfaction of all rights pertaining to each share of Participating Company Common Stock held by such Participating Stockholder.

(g) Except as otherwise provided herein or in the Letter of Transmittal, Buyer shall pay all charges and expenses, including those of the Paying Agent, in connection with the payment of the Participating Stockholder Merger Consideration to each Participating Stockholder in exchange for the shares of Participating Company Common Stock held by such Participating Stockholder.

Section 2.06. Payment for Company Stock Options. Immediately prior to the Effective Time, all Participating Company Stock Options shall become immediately exercisable and fully vested. On the Closing Date, (a) Company shall deliver to Buyer a list of the names and addresses of all holders of Participating Company Stock Options; and (b) at the Effective Time, all Participating Company Stock Options shall be cancelled. Immediately after the Effective Time, Buyer shall pay, or shall cause one of its Subsidiaries to pay, each holder of a Participating Company Stock Option identified on the list delivered by Company to Buyer as provided above, for each Participating Company Stock Option held, whether vested or not, an amount in cash equal to the number of shares of Company Common Stock represented by such Participating Company Stock Option multiplied by the Option Spread, less any required Tax withholdings. The payment of the consideration pursuant to this Section 2.06 shall be in full satisfaction of all rights pertaining to the Company Stock Option Plan and the Participating Company Stock Options.

Section 2.07. Escheat. Notwithstanding anything in this Article II or elsewhere in this Agreement to the contrary, neither the Paying Agent nor any party hereto shall be liable to a former holder of shares of Company Common Stock or Company Stock Options for any funds delivered to a public official pursuant to any applicable escheat or abandoned property laws.

Section 2.08. Dissenting Shares. The holder of any Dissenting Shares shall have the rights, subject to the limitations, provided by Section 262 of the DGCL. If at any time a holder of Dissenting Shares shall lose or withdraw such holder's rights to appraisal with respect to such holder's shares of Company Common Stock, then each such share shall be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.04 herein. Company shall give Buyer (i) prompt notice of any notices of dissent filed pursuant to Section 262 of the DGCL received by Company, withdrawals of demands for payment and any other instruments served in connection with the exercise by stockholders of Company of their dissenters' rights pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to notices of dissent and demands for payment under the DGCL. Company shall not, except with the prior written consent of Buyer, (x) make any payment with respect to any such notice of dissent or demand for payment or (y) offer to settle or settle any such notice of dissent or demand for payment.

Section 2.09. Aggregate Merger Consideration. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Aggregate Merger Consideration exceed $102,500,000.

Article III
Representations and Warranties of Buyer and NewCo

Buyer and NewCo hereby represent and warrant to Company that:

Section 3.01. Organization. Each of Buyer and NewCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Each of Buyer and NewCo is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on Buyer or NewCo, respectively. Buyer is duly registered as a bank holding company under the BHC.

Section 3.02. Authorization. Each of Buyer and NewCo has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by each of Buyer and NewCo of this Agreement and the consummation by each of Buyer and NewCo of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Buyer and NewCo and this Agreement constitutes the legal, valid and binding obligation of Buyer and NewCo enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

Section 3.03. Conflicts. Subject to the second sentence of this Section 3.03, the execution and delivery of this Agreement by Buyer and NewCo do not, and the consummation of the transactions contemplated hereby will not violate or conflict with any provision of the certificate of incorporation or by-laws of Buyer or NewCo (as the case may be), or any mortgage, indenture, lease, agreement or other instrument, permit concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or NewCo (as the case may be) or their respective properties, other than any of the foregoing which (i) individually or in the aggregate do not have a Material Adverse Effect on Buyer or NewCo (as the case may be), (ii) will be cured or waived prior to Closing or (iii) except as disclosed in Schedule 3.03 of the Disclosure Schedule of Buyer and NewCo which was delivered by Buyer to Company on the date hereof (the "Disclosure Schedule of Buyer and NewCo"). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Buyer or NewCo (as the case may be) in connection with the execution and delivery of this Agreement by Buyer or NewCo, or the consummation of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect upon Buyer or NewCo (as the case may be) except for: (a) the Regulatory Applications and all consents, approvals and authorizations associated therewith; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (c) any anti-trust filings, consents, waivers or approvals and (d) the filings, approvals, authorizations or registrations disclosed on Schedule 3.03 of the Disclosure Schedule of Buyer and NewCo (collectively, the "Buyer Governmental Filings and Approvals").

Section 3.04. Litigation. Except as disclosed in Schedule 3.04 of the Disclosure Schedule of Buyer and NewCo, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of Buyer or NewCo (as the case maybe), threatened against or affecting it, or any of its officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would materially affect the ability of Buyer or NewCo (as the case maybe) to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Buyer or NewCo (as the case maybe) or any of its officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

Section 3.05. Sufficient Funds. At the Effective Time, Buyer will have sufficient funds and capital to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.06. Fees. Other than the financial advisory services performed for Buyer by Raymond James & Associates, Inc., neither Buyer, nor any of its officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby.

Section 3.07. Buyer SEC Reports. Since January 1, 1998, Buyer has filed, and will continue to file through the Closing Date, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with the SEC (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the IRS, state and local taxing authorities, the Federal Reserve Board, the Commissioner or the FDIC in the regular course of the business of Buyer or any Buyer Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the Knowledge of Buyer, investigation into the business or operations of Buyer or any Buyer Subsidiary within the past two (2) years. There is no unresolved violation, criticism or exception by the Federal Reserve Board, the Commissioner, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that would reasonably be expected to have a Material Adverse Effect on Buyer on a consolidated basis.

Section 3.08. Governmental Approvals. To the Knowledge of Buyer, no fact or condition exists with respect to Buyer or any Buyer Subsidiary which Buyer has reason to believe may prevent or unduly delay it from obtaining any necessary approval of the Merger or any other transaction contemplated by this Agreement by any governmental authority.

Section 3.09. No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article III, neither Buyer nor NewCo (as the case maybe) has made any other representation or warranty (express or implied, oral or written).

Article IV
Representations and warranties of Company

Company represents and warrants to Buyer that:

Section 4.01. Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate, or otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material

Adverse Effect on Company. Company is duly registered as a bank holding company under the BHC.

Section 4.02. Authorization. Company has the corporate power and authority to enter into this Agreement and, subject to Stockholder Approval, to carry out the transactions contemplated hereby. The execution and delivery by Company of this Agreement and, subject to Stockholder Approval, the consummation by Company of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Company (including, but not limited to, the approval, authorization and recommendation to the stockholders of Company of this Agreement and the Merger by the board of directors of Company) and its stockholders and this Agreement constitutes the legal, valid and binding obligation of Company enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines). During its deliberations with respect to the approval and recommendation to the stockholders of Company of the Merger and this Agreement, the board of directors of Company received, orally or in writing, advice from William Blair & Company, L.L.C to the effect that the Per Share Merger Consideration is fair to the stockholders of Company from a financial point of view.

Section 4.03. Conflicts. Subject to the second sentence of this Section 4.03, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby, will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets of Company or any Company Subsidiary under any provision of the certificate of incorporation or by-laws of Company or similar documents of any Company Subsidiary, or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Company Subsidiary, or their respective properties, other than any of the foregoing which (i) individually or in the aggregate do not have a Material Adverse Effect on Company or any Company Subsidiary, (ii) will be cured or waived prior to the Closing Date or (iii) except as disclosed in Schedule 4.03 of the Disclosure Schedule of Company, which was delivered by Company to Buyer on the date hereof (the "Disclosure Schedule of Company"). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby the absence of which would have a Material Adverse Effect upon Company or any Company Subsidiary except for: (a) the Regulatory Applications and all consents, approvals and authorizations associated therewith; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (c) any anti-trust filings, consents, waivers or approvals; (d) the filing of the Proxy Statement with the SEC as required under Section 6.04 hereof; and (e) the filings, approvals, authorizations or registrations disclosed on Schedule 4.03 of the Disclosure Schedule of Company (the "Company Governmental Filings and Approvals").

Section 4.04. Antitakeover Provisions Inapplicable. This Agreement has been unanimously approved by the board of directors of Company. No "business combination," "moratorium," "control share," other state antitakeover statute or regulation, nor the Rights Agreement, (i) prohibits or restricts the ability of Company to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (iii) would subject Buyer, NewCo, the Company or the Surviving Corporation to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

Section 4.05. Capitalization. (a) As of the date hereof, the authorized capital stock of Company consists of (i) 7,500,000 shares of common stock, $0.01 par value per share ("Company Common Stock"), of which 3,450,825 shares are issued and outstanding and 952,978 shares are held as treasury shares; and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding, but 7,500 shares of which are reserved for issuance pursuant to the terms and conditions of the Rights Agreement dated July 28, 1997, between Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Company. All of the outstanding shares of Company Common Stock have been issued in compliance with all federal and state securities laws.

(b) As of the date hereof, Company has reserved 30,903 shares of Company Common Stock for issuance under various stock option and stock incentive plans disclosed in Disclosure Schedule 4.05 of the Disclosure Schedule of Company for the benefit of the employees, directors, former employees and former directors of Company (collectively, the "Company Stock Option Plan") pursuant to which options covering 551,952 shares of Company Common Stock (each, a "Company Stock Option") are outstanding and unexercised as of the date hereof. As of the date hereof, 1,107 shares of Company Common Stock are issued and outstanding under Company's Bank Incentive Plan disclosed in Disclosure Schedule 4.05 of the Disclosure Schedule of Company. Except as set forth in the Rights Agreement and in this Section 4.05, there are no shares of capital stock or other equity securities of Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Company, or contracts, commitments, understandings, or arrangements by which Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

Section 4.06. Company Financial Statements; Material Changes. Company has heretofore delivered to Buyer its audited, consolidated financial statements for the years ended December 31, 2002, December 31, 2001 and December 31, 2000, and its unaudited, consolidated financial statements for the six (6) months ended June 30, 2003 (the "Company Financial Statements"), and the Reports of Income and Reports of Condition for the Bank for the years ended December 31, 2002, December 31, 2001, and December 31, 2000, and for the six (6) months ended June 30, 2003 (the "Bank Reports"). The Company Financial Statements (a) are true and complete in all material respects; (b) have been prepared in accordance with GAAP and comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC; and (c) fairly present the consolidated financial position of Company as of the dates thereof and the consolidated results of its operations, statement of stockholders' equity and statement of cash flows for the periods then ended, except as may be indicated in the notes thereto and subject to normal year-end non-material audit adjustments in amounts consistent with past experience in the case of the unaudited Company Financial Statements. The Bank Reports (x) are true and complete in all material respects; (y) have been prepared in accordance with GAAP as modified by banking regulations; and (z) fairly represent the financial position of the Bank as of the dates thereof and the results of its operations, statement of stockholder's equity and statement of cash flows for the periods then ended, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of the Bank Report dated June 30, 2003. Except as otherwise disclosed in Disclosure Schedule 4.06 of the Disclosure Schedule of Company, since June 30, 2003, to the date hereof, Company, on a consolidated basis, has not undergone or suffered any changes in its condition (financial or otherwise), properties, assets, liabilities, business or operations which have resulted, in any case or in the aggregate, in a Material Adverse Effect on Company. As of the date hereof, to the Company's Knowledge, no facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that Company or any of its Subsidiaries will suffer or experience a Material Adverse Effect.

Section 4.07. Company Subsidiaries. (a) Company owns all of the issued and outstanding capital stock of the Bank, which is the only Subsidiary directly held by Company, and will own all of such shares as of the Closing Date. The Bank owns all of the issued and outstanding capital stock of Company Investments, which is the only Subsidiary of the Bank, and will own all of such shares as of the Closing Date (hereafter, the Subsidiaries of Company are referred to collectively as, the "Company Subsidiaries" and singularly as a "Company Subsidiary"). Each Company Subsidiary and the capitalization of each Company Subsidiary is set forth in Schedule 4.07(a) of the Disclosure Schedule of Company. Except as set forth in Schedule 4.07(a) of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. Except as provided in Section 55 of the National Bank Act with respect to the Bank, all of the issued and outstanding shares of the capital stock of each Company Subsidiary have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of capital stock of any Company Subsidiary are subject to any preemptive rights of the current or past stockholders of such Company Subsidiary. No capital stock of any Company Subsidiary is or may become required to be issued (other than to Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of such Company Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of Company or any Company Subsidiary to vote or to dispose of shares of the capital stock of any Company Subsidiary. All of the shares of capital stock of any Company Subsidiary are owned free and clear of any claim, lien or encumbrance.

(b) The Bank is a national banking association and is duly organized, validly existing and in good standing under the laws of the United States, and is duly qualified to do business and in good standing with the OCC and in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on Company or the Bank. The Bank has the corporate power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

(c) The conversion of the Bank from mutual to stock form of organization and the concurrent holding company formation along with its conversion from a federal savings association to a national banking association (the "Conversion") was conducted and effectuated in accordance with all applicable laws, rules and regulations, and pursuant to all terms and conditions of applicable regulatory approvals. Neither Company, the Bank nor Company Investments incurred or is liable for any Tax liability as a result of the Conversion. The Bank is a member in good standing of the Federal Reserve Bank System. All eligible deposit accounts issued by the Bank are insured by the FDIC through the Savings Association Insurance Fund to the full extent permitted under applicable laws. The Company has no Knowledge of any special assessments with respect to those deposits insured by the Savings Association Insurance Fund. The liquidation account established by the Bank in connection with the Conversion has been maintained since its establishment in accordance with applicable laws and the records with respect to said account are complete and accurate in all material respects. None of the transactions contemplated by this Agreement would constitute a complete liquidation of the Bank so as to require the distribution of such liquidation account of the Bank to any existing or former savings or demand account holders of the Bank.

(d) Company Investments is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority, corporate, or otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Company Investments holds all licenses and registrations and is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on Company, the Bank or Company Investments.

(e) Except as previously disclosed herein or in the Disclosure Schedule of Company, Schedule 4.07(e) of the Disclosure Schedule of Company sets forth a true and complete list of all Affiliates of the Company, including all special purpose entities, limited purpose entities and qualified special purpose entities, in which Company or any Company Subsidiary or any officer or director of Company or any Company Subsidiary has an economic or management interest. Schedule 4.07(e) of the Disclosure Schedule of Company also sets forth a true and complete list of all material transactions, arrangements and other relationships between or among any such Affiliates, the Company, any Company Subsidiary and any officer or director of Company or any Company Subsidiary that are not reflected in the consolidated financial statements of Company (each, a "Company Off Balance Sheet Transaction"), along with the following information with respect to each such Company Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential material risk to Company or any Company Subsidiary; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment or any other type of arrangement that could require Company or any Company Subsidiary to fund any obligations under any such transaction; and (v) any other information that would reasonably be expected to have a Material Adverse Effect on Company or any Company Subsidiary.

(f) Schedule 4.07(f) of the Disclosure Schedule of Company lists all Intercompany Agreements. All Intercompany Agreements are in compliance with Federal Reserve Act Sections 23A and 23B and Federal Reserve Board Regulation W and all other applicable laws, rules and regulations.

Section 4.08. Company Filings. Company has previously made available, or will make available prior to the Effective Time, to Buyer true and complete copies of its (a) proxy statements relating to all meetings of the stockholders of Company (whether special or annual) during the calendar years 2000, 2001, 2002 and 2003 and (b) all other reports, as amended, or filings, as amended, required to be filed under the Securities Exchange Act, by Company with the SEC since January 1, 2000, including on Forms 10-K, Forms 10-Q and Forms 8-K.

Section 4.09. Company Reports. Since January 1, 1998, Company and each Company Subsidiary has filed, and will continue to file through the Closing Date, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (a) the SEC, including Forms 10-K, Forms 10-Q and Forms 8-K, and proxy statements, (b) the Federal Reserve Board, (c) the OCC, (d) the FDIC, (e) the NASD and (f) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the IRS, state and local taxing authorities, the Federal Reserve Board, the OCC or the FDIC or any other governmental entity in the regular course of the business of Company or any Company Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the Knowledge of Company, investigation into the business or operations of Company or any Company Subsidiary within the past five (5) years. There is no unresolved violation, criticism or exception by the Federal Reserve Board, the OCC, the FDIC, the IRS or any local taxing authorities, or other agency, commission or entity with respect to any report, examination or statement referred to herein.

Section 4.10. Compliance with Laws. (a) Except as disclosed in Schedule 4.10 of the Disclosure Schedule of Company, the businesses of Company and the Company Subsidiaries are not being conducted in violation of any law, rule, order, ordinance or regulation of any governmental entity, including any laws rules, orders, ordinances or regulations affecting financial institutions or bank holding companies (including, but not limited to, the Gramm-

Leach-Bliley Act, the BHC, the National Bank Act, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001, the Bank Secrecy Act and all other laws, rules, orders, ordinances and regulations pertaining to the deposit or the investment of funds, the lending of money, the collection of interest, fiduciaries, the extension of credit and electronic and internet banking and privacy), federal and state securities laws, laws and regulations relating to financial statements and reports, equal credit opportunity and fair lending, truth-in-lending, truth-in-savings, real estate settlement procedures, usury, fair credit reporting, fair debt collection, sales of annuities, insurance or securities, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Company or any Company Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Company or any Company Subsidiary.

(b) The policies, programs and practices of Company and the Company Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with all applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the Knowledge of Company, threatened, against Company or any Company Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the Knowledge of Company, there is no basis for any valid claim or charge with regard to such matters.

(c) Except as disclosed in Schedule 4.10 of the Disclosure Schedule of Company, no investigation or review by the Federal Reserve Board, the FDIC, the OCC or any regulator of Company or any Company Subsidiary with respect to Company or any Company Subsidiary is pending or, to the Knowledge of Company, threatened, nor has any governmental entity indicated to Company or any Company Subsidiary an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a Material Adverse Effect on Company or any Company Subsidiary.

(d) Each of Company and the Company Subsidiaries is, where applicable, in substantial compliance with the applicable provisions of the CRA. Except as disclosed in Schedule 4.10 of the Disclosure Schedule of Company, neither Company nor the Company Subsidiaries have any written or oral agreements with nongovernmental Persons regarding CRA activities (each, a "CRA Agreement," and collectively, the "CRA Agreements"). Company and each Company Subsidiary is in compliance with the terms of each CRA Agreement, if any. As of the date of this Agreement, except as disclosed in Schedule 4.10 of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary has been advised or given notice of (i) the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Company or any Company Subsidiary to fail to be in substantial compliance with the provisions of CRA, or (ii) any protest filed against Company or a Company Subsidiary under CRA or the existence of any fact that would cause Company or a Company Subsidiary to believe any transaction involving Company or a Company Subsidiary will be the subject of a CRA protest.

The Bank has not received a CRA rating from the applicable regulatory authority which is less than "satisfactory" since January 1, 1998.

Section 4.11. Litigation. Except as disclosed in Schedule 4.11 of the Disclosure Schedule of Company, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages in excess of $50,000 against Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, or which would materially affect the ability of Company to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Company or any Company Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

Section 4.12. Licenses. Company and the Company Subsidiaries hold all charters, licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as currently proposed to be conducted (the "Company Licenses"), except for such Company Licenses the failure of which to hold will not have a Material Adverse Effect on Company or any Company Subsidiary.

Section 4.13. Taxes. (a) Except as disclosed in Schedule 4.13 of the Disclosure Schedule of Company, Company and the Company Subsidiaries have each timely filed all Tax and information returns required to be filed (all such returns being true and complete in all material respects) and have paid (or Company has paid on behalf of the Company Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all Taxes reflected on such returns in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other Taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither Company nor any Company Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge. No deficiencies for any Taxes have been proposed, asserted or assessed against Company or any Company Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such Tax are pending or have been agreed to. As more fully described in Schedule 4.13 of the Disclosure Schedule of Company, the income tax returns of Company and the Company Subsidiaries have not been audited by the IRS for at least one (1) year or the Illinois Department of Revenue for at least three (3) years. Neither Company nor any Company Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of Taxes. Deferred Taxes of Company and the Company Subsidiaries have been accounted for in accordance with GAAP consistently applied. Company and the Company Subsidiaries have properly accrued for all real estate taxes.

(b) Company has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where Company was not the common parent of the group. Neither Company nor any Company Subsidiary is, or has been, a party to any Tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Company or any Company Subsidiary.

(c) Company and each Company Subsidiary have each withheld amounts from its employees, the stockholders of Company or holders of public deposit accounts in material compliance with the Tax withholding provisions of applicable federal, state and local laws, filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security and unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local Tax laws.

(d) Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code. Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code. Neither Company nor any Company Subsidiary has any Liability for Taxes owed by any Person (other than Company or a Company Subsidiary), including, without limitation, (i) as a transferee, assignee or other successor or (ii) pursuant to a Tax sharing agreement or other contract. Company has neither agreed to nor is required to make any adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting methods or otherwise.

(e) Neither Company nor any Company Subsidiary has participated in any transaction required to be disclosed pursuant to Treasury Regulations Section 1.6011-4. Neither Company nor any Company Subsidiary has acted as a tax shelter organizer for the purposes of Code Section 6111 and Section 6112. Except as disclosed on Schedule 4.13, neither Company nor any Company Subsidiary has invested in any transactions requiring registration under Code Section 6111 or requiring list maintenance under Section 6112.

Section 4.14. Insurance. Company and the Company Subsidiaries maintain insurance with an insurer which in the reasonable judgment of management of Company is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. Company and the Company Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by Company and the Company Subsidiaries have been filed in due and timely fashion. Neither Company nor any Company Subsidiary has had an insurance policy canceled by the issuer of the policy within the past five (5) years. Schedule 4.14 of the Disclosure Schedule of Company contains a description of all individual claims in excess of $125,000, and aggregate annual claims of more than $250,000, filed by Company or any Company Subsidiary since July 27, 1998.

Section 4.15. Loans; Investments. (a) Except as otherwise disclosed in Schedule 4.15 of the Disclosure Schedule of Company, each Material Loan (and each other loan, though not material individually, that is material to Company or any Company Subsidiary when aggregated with (i) similar types of loans or (ii) other non-Material Loans to the same obligor and its Affiliates) is evidenced by written documentation issued in the normal course of Company's or the Company Subsidiary's business and constitutes the legal, valid and binding obligation of Company or the Company Subsidiary and, to the Knowledge of Company, the obligor named therein, and is enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the Knowledge of Company, no obligor named therein is seeking to avoid the enforceability of the terms of any such loan under any such laws or equitable principles or doctrines and no such loan is subject to any valid and enforceable defense, offset or counterclaim. All such loans originated by Company or any Company Subsidiary, and to the Knowledge of Company all such loans not originated by Company or any Company Subsidiary, were originated, serviced and purchased, if applicable, in material compliance with all applicable laws, rules and regulations and in accordance with customary lending standards of Company, the Company Subsidiary or the originator, as applicable, and the respective industry in which it operated and in the ordinary course of its respective business. Except as set forth in Schedule 4.15 of the Disclosure Schedule of Company, all such loans are, and at the Closing Date will be, free and clear of any security interest, lien, encumbrance or other charge, and Company and the Company Subsidiary have complied, and at the Closing Date will have complied, in all material respects, with all laws and regulations relating to such loans. Except as set forth on Schedule 4.15 of the Disclosure Schedule of Company, there are no loans or other assets of Company or any Company Subsidiary in excess of $250,000 that have been classified by examiners or others as "Other Assets Specially Mentioned," "Substandard," "Doubtful" or "Loss" as of June 30, 2003. Set forth on Schedule 4.15 of the Disclosure Schedule of Company is a complete list of the Bank's "Other Real Estate Owned" ("OREO") as of June 30, 2003.

(b) All guarantees of indebtedness owed to Company or any Company Subsidiary, including those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are legal, valid and enforceable with respect to Company or the applicable Company Subsidiary and, to the Knowledge of Company, the other party thereto, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not have a Material Adverse Effect on Company.

(c) In originating, underwriting, servicing, collecting, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for its own account or for the account of others, each Company Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to the same, except where the failure to comply would not have a Material Adverse Effect on Company.

(d) Except as set forth on Schedule 4.15 of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements.

(e) Except as set forth in Schedule 4.15 of the Disclosure Schedule of Company and except for pledges to secure public and trust deposits, none of the investments reflected in the Company Financial Statement, dated as of June 30, 2003, under the heading "Investment Securities," and none of the investments made by Company or any Company Subsidiary since June 30, 2003, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Company or the Company Subsidiaries freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Company or any Company Subsidiary is a party, Company or the Company Subsidiaries have a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in the Schedule 4.15 of the Disclosure Schedule of Company and except for transactions aggregating less than $100,000, neither Company nor any Company Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other person has the right, either conditionally or absolutely, to require Company or the Company Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on Schedule 4.15 of the Disclosure Schedule of Company is a complete and accurate list of each investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by Company or any Company Subsidiary, showing as of June 30, 2003, the carrying values and the gross carrying values of the mortgage-backed and related securities and the estimated cost of the marketable equity securities.

(f) Each loan agreement, mortgage, pledge agreement or other similar document or commitment to extend credit to any executive officer or director of Company or any Company Subsidiary (each, an "Insider Loan") is in compliance with Federal Reserve Board Regulation O and all other applicable laws, rules and regulations.

Section 4.16. Allowance for Loan Losses. The allowance for loan losses shown on the Company Financial Statement, dated as of June 30, 2003 (and as shown on any financial statements to be delivered by Company to Buyer pursuant to Section 4.09 hereof), as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of Company's management adequate based upon the requirements of GAAP and all applicable federal and/or state regulatory authorities to financial institutions to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities to financial institutions.

Section 4.17. Company Benefit Plans. (a) Schedule 4.17 of the Disclosure Schedule of Company contains a list or a true and complete copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each material compensation, consulting, restricted stock, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Company or any Company Subsidiary or their respective beneficiaries, including any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act, as amended ("ERISA"), which Company or the Bank maintains, to which Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any material Liability of Company or any Company Subsidiary exists or, to the Knowledge of Company, is reasonably likely to occur (the "Company Benefit Plans"), and current summary plan description, trust agreement and insurance contracts, and the most recent actuarial reports and valuations, financial statements and IRS Form 5500 or 5500-C with respect thereto. Except as set forth in Schedule 4.17 of the Disclosure Schedule of Company, Company neither maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to any employee or former employee or director or former director of Company or any Company Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the material Liability of Company, any Company Subsidiary or to Buyer as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 4.17, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3 (37) of ERISA. Except as disclosed in Schedule 4.17 of the Disclosure Schedule of Company, no Company Benefit Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA. All payments and other compensation paid or payable by Company or any Company Subsidiary under this Agreement, the Company Benefit Plan or otherwise, to or for the benefit of any employee or director or former employee or director of Company or any Company Subsidiary, are in compliance with all applicable rules, regulations and bulletins promulgated by the OCC and the FDIC.

(b) Except as set forth on Schedule 4.17 of the Disclosure Schedule of Company, each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Company Qualified Plans") has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Schedule 4.17 of the Disclosure Schedule of Company), and, to the Knowledge of Company, there exist no circumstances likely to materially adversely affect the qualified status of any such Company Qualified Plan. To the Knowledge of Company, all such Company Qualified Plans established or maintained by Company or any Company Subsidiary or to which Company or any

Company Subsidiary contribute are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing Date) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. Neither Company nor any Company Subsidiary maintains a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by Company or any Company Subsidiary to the Company Benefit Plans through June 30, 2003, have been made or reserves adequate for such purposes as of June 30, 2003, have been set aside therefore and reflected in the Company Financial Statement, dated as of June 30, 2003. Neither Company nor any Company Subsidiary is in default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding Liabilities of any such Plan other than Liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan and the Liabilities of the Company Employee Stock Ownership Plan (the "ESOP") related to the loans outstanding thereunder and evidenced by a term note dated February 22, 2002, in the original principal amount of $1,500,000 (the "ESOP Loan"). Schedule 4.17 of the Disclosure Schedule of Company includes a true and correct copy of the term note and all agreements relating thereto.

(c) There is no pending or, to the Knowledge of Company, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Company or any Company Subsidiary which allege violations of applicable state or federal law which are reasonably likely to result in a material Liability on the part of Company or any Company Subsidiary or any such Plan.

(d) Company and each Company Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to the Company Benefit Plans are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law. No Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) that is not subject to a statutory or other exemption under Section 408 of ERISA or Section 4975 of the Code. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA.

(e) Neither Company nor any Company Subsidiary has incurred, nor to the Knowledge of Company is reasonably likely to incur, any material Liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by Company or any Company Subsidiary.

(f) Except as set forth on Schedule 4.17 of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary has made any payments, or is or has been a party to any agreement or the Company Benefit Plan, that under any circumstances could obligate Company or any Company Subsidiary to make payments that are or will not be deductible because of Section 280G of the Code.

(g) Subject to any requirements or prohibitions under the Health Insurance Portability and Accountability Act, Schedule 4.17 of the Disclosure Schedule of Company describes any obligation that Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages. As of January 1, 2003, the amounts payable by Company for all post-retirement health care benefits calculated pursuant to FASB 106 was $761,404, of which $596,769 is accrued for in "other liabilities" on Company's balance sheet for the period ending December 31, 2002. Since such date, no additional individuals have become eligible for post-retirement health care benefits from Company or any Company Subsidiary.

(h) Schedule 4.17 of the Disclosure Schedule of Company lists each officer of Company and each Company Subsidiary and each director of Company who is eligible to receive a Change in Control Benefit, showing the good faith estimate of Company of the amount of each such Change in Control Benefit, subject to the terms of the individual agreements between such officers and directors and Company giving rise to such Change in Control Benefits and the exceptions included on Schedule 6.09(e).

(i) Company and each Company Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the IRS, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of Company on a consolidated basis.

(j) The post retirement medical benefit plan currently maintained by Company has been amended to prohibit the admission of new participants.

Section 4.18. Compliance with Environmental Laws. (a) To the Knowledge of Company and except as set forth in Schedule 4.18 of the Disclosure Schedule of Company: (i) the operations of Company and each Company Subsidiary comply in all material respects with all applicable Environmental Laws; (ii) none of the operations of Company or any Company Subsidiary, no assets currently or formerly owned or leased by Company or any Company Subsidiary and no Mortgaged Premises or Participating Facility are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law; nor are they the subject of any claims alleging damages to health or property, pursuant to which Company, any Company Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of Company or any Company Subsidiary, no assets currently owned or formerly owned by Company or any Company Subsidiary and no Mortgaged Premises or a Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has Company or any Company Subsidiary, or any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither Company nor any Company Subsidiary nor, any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

(b) To the Knowledge of Company and except as disclosed in Schedule 4.18 of the Disclosure Schedule of Company, with respect to (i) the real estate owned (other than OREO) or leased by Company or any Company Subsidiary; (ii) OREO currently or, to the Knowledge of Company, formerly held by Company or any Company Subsidiary; and (iii) to the Knowledge of Company, any real estate formerly owned (other than OREO) or leased by Company or any Company Subsidiary (collectively, the "Company Premises"): (x) no part of the Company Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) the Company Premises do not contain, and have never contained, an underground storage tank; and (z) the Company Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

(c) Company has delivered or made available to Buyer at least three (3) Business Days prior to the date hereof a true and complete copy of any Phase I environmental assessment performed since January 1, 1998 for or for the benefit of Company or any Company Subsidiary which exists with respect to any real property owned or leased by Company or any Company Subsidiary or securing loans by Company or any Company Subsidiary.

Section 4.19. Material Matters. The Disclosure Schedule of Company identifies, and shall be supplemented by Company, as required by Section 6.09 hereof, so as to contain at the Closing Date, in addition to the other instruments, documents, lists and other matters mentioned herein, each of the following documents, copies of which certified by an officer of Company to be true and correct copies of such documents, have been furnished to Buyer:

(a) A list of each outstanding Insider Loan, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which Company or any Company Subsidiary is a party under which it may (contingently or otherwise) have any Liability involving any executive officer or director of Company or any Company Subsidiary (which Company hereby represents and warrants is in compliance with Federal Reserve Board Regulation O and all other applicable laws, rules and regulations).

(b) A list of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $200,000 to which Company or any Company Subsidiary is a party and/or under which it may (contingently or otherwise) have any Liability, including, but not limited to, those issued in connection with real estate construction.

(c) A list of each material contract or agreement (not otherwise included in the Disclosure Schedule of Company or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) cannot be terminated on thirty (30) days (or less) written notice without penalty; and (ii) involves an annual expenditure by Company or any Company Subsidiary in excess of $300,000.

(d) A list of each contract or commitment (other than Permitted Liens as defined in Section 4.22(c)) hereof) affecting ownership of, title to, use of, or any interest in real estate which is currently owned by Company or any Company Subsidiary, and a list and description of all real estate owned, leased or licensed by Company or any Company Subsidiary.

(e) A list of all fees, salaries, bonuses and other forms of compensation including country club memberships, automobiles available for personal use, and credit cards available for personal use (which Company hereby represents and warrants that such practice is in compliance with Federal Reserve Board Regulation O and all other applicable laws, rules and regulations), provided by Company or any Company Subsidiary to any employee or officer or former employee or officer of Company or any Company Subsidiary who earned in excess of $100,000 in 2002 (or who is expected to earn in excess of $100,000 in 2003) or to any director or former director of Company or any Company Subsidiary.

(f) A list of each commitment made by Company or any Company Subsidiary to or with any director, officer or employee of Company or any Company Subsidiary extending for a period of more than three (3) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

(g) A list of each contract or commitment providing for payment based in any manner upon outstanding loans, results, or profits of Company or any Company Subsidiary.

(h) A list of all powers of attorney granted by Company or any Company Subsidiary which are currently in force.

(i) A list of all current policies of insurance currently maintained by Company or any Company Subsidiary and a list and description of all individual claims in excess of $125,000, and aggregate annual claims of more than $250,000 of Company or any Company Subsidiary which have been filed with the companies providing insurance coverage for Company or any Company Subsidiary (except for routine claims for health benefits) between July 28, 2001, and the date of this Agreement.

(j) A list of all collective bargaining agreements to which Company or any Company Subsidiary is a party and all affirmative action plans or programs covering employees of Company or any Company Subsidiary, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by Company or any Company Subsidiary.

(k) A list of all leases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $300,000 to which Company or any Company Subsidiary is a party, which does not expire within six (6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty.

(l) A list of all (x) consulting and professional services contracts which involve the payment of an amount equal to or in excess of $50,000 annually and (y) employment agreements to which Company or any Company Subsidiary is a party.

(m) A list of all judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of Company or any Company Subsidiary which, by their terms, continue to bind or affect Company or any Company Subsidiary.

(n) A list of all orders, decrees, memorandums, agreements or understandings with regulatory agencies binding upon or affecting the current operations of Company or any Company Subsidiary or any of their directors or officers in their capacities as such.

(o) A list of all trademarks, trade names, service marks, patents, or copyrights, whether registered, the subject of an application for registration or otherwise, which are owned by Company or any Company Subsidiary or licensed from a third party (including computer software programs, codes and related materials, but not including any retail software programs subject to "shrinkwrap" licenses);

(p) A list of all other agreements to which Company or any Company Subsidiary is a party (which cannot be terminated upon thirty (30) days (or less) written notice without penalty) which individually during its term could commit Company or any Company Subsidiary to an expenditure (either individually or through a series of installments) in excess of $300,000 or which create a material right, or benefit, to receive payments, goods or services not referred to elsewhere in this Section 4.19 including:

(i) all agreements of guaranty or indemnification running to any Person;

(ii) all agreements containing any covenant limiting the right of Company or any Company Subsidiary to engage in any line of business or to compete with any Person;

(iii) all agreements with respect to licenses, permits and similar matters that are necessary to the operations of Company or any Company Subsidiary (including agreements with respect to outsourced credit programs, computer software programs, source codes and related materials, but not including any retail software programs subject to "shrinkwrap" licenses);

(iv) all agreements which require the consent or approval of any other party in order to consummate the Merger;

(v) all agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which Company or any Company Subsidiary sells to others mortgages which it originates;

(vi) all contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and all interest rate swap agreements or other agreements relating to the hedging of interest rate risks and all agreements or arrangements described in Section 4.15(d) hereof;

(vii) all contracts or agreements (with the exception of the Freddie Mac Seller's Guide), including contracts or agreements pursuant to which Company or any Company Subsidiary has sold, transferred, assigned or agreed to service any loan, which provide for any recourse or indemnification obligation on the part of Company or any Company Subsidiary; the name and address of each person which might or could be entitled to recourse against or indemnification from Company or any Company Subsidiary; and the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement;

(viii) all agreements providing data processing services or operational support to Company or any Company Subsidiary;

(ix) all agreements relating to the servicing of deposit products and checking accounts, but not including any agreements with deposit customers entered into in the ordinary course of business; and

(x) all credit card association membership agreements and all ATM and debit card network agreements.

Section 4.20. Defaults. There has not been any material default in any obligation to be performed by Company or any Company Subsidiary under any material contract or commitment that, individually or in the aggregate, would have a Material Adverse Effect on Company, and neither Company nor any Company Subsidiary has waived, and will not waive prior to the Closing Date, any material right under any material contract or commitment which will have a Material Adverse Effect on Company. To the Knowledge of Company, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party which will have a Material Adverse Effect on Company.

Section 4.21. Materiality. For purposes of Sections 4.19 and 4.20, a contract, commitment or agreement is material if it involves the payment by or liability (contingent or otherwise) of Company or any Company Subsidiary in any amount in excess of $300,000 or if such contract together with other related contracts involving less than $300,000 and not listed in the Disclosure Schedule of Company for that reason, exceed $600,000 in the aggregate.

Section 4.22. Operations Since June 30, 2003. Between June 30, 2003, and the date hereof, there has not been, except as set forth on Schedule 4.22 of the Disclosure Schedule of Company:

(a) Any increase in the compensation payable or to become payable by Company or any Company Subsidiary to any executive officer or director;

(b) except for the payment of the regular quarterly cash dividend of $0.08 per share, (i) any payment of dividends by Company or any Company Subsidiary or (ii) any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, except for any such payment or distribution from any Company Subsidiary to Company, on or in redemption or as the purchase price of, any of their respective capital stocks, or (iii) any prepayment of any indebtedness to any stockholder of Company;

(c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of Company or any Company Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a "Permitted Lien"): (i) liens arising out of judgments or awards in respect of which Company or any Company Subsidiary is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for Taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which Company or any Company Subsidiary is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefore or both; (iii) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of Company or any Company Subsidiary or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor's liens or security interests (including finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Company or any Company Subsidiary other than that so purchased; and (vi) pledges and liens given to secure deposits and other liabilities of Company or any Company Subsidiary arising in the ordinary course of banking business;

(d) any creation or assumption of material indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by Company or any Company Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

(e) the establishment of any new, or increase in the formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by Company or any Company Subsidiary;

(f) any action by Company or any Company Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured's retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by Company or any Company Subsidiary on any of their respective assets or businesses, including fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance; and if an insurer takes any such action, Company shall promptly notify Buyer;

(g) any change in Company's independent auditors, historic methods of accounting (other than as required by past practices or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

(h) any purchase, whether for cash or secured or unsecured obligations (including finance leases), by Company or any Company Subsidiary of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $75,000 or (ii) is outside of the ordinary course of business;

(i) any sale or transfer of any asset in excess of $150,000 of Company or any Company Subsidiary or outside of the ordinary course of business with the exception of loans and marketable securities sold in the ordinary course of business at market prices;

(j) any cancellation or compromise of any debt to, claim by or right of, Company or any Company Subsidiary except in the ordinary course of business;

(k) any amendment, modification or termination of any material contract or commitment (as defined in Section 4.21 above) to which Company or any Company Subsidiary is a party, other than in the ordinary course of business;

(l) any Material Adverse Effect on Company or any Company Subsidiary; and

(m) any change in the types of products or services offered by Company or any Company Subsidiary.

Section 4.23. Corporate Records. The corporate record books, transfer books and stock ledgers of Company and each Company Subsidiary are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, boards of directors and committees of the boards of directors of Company and each Company Subsidiary, and all transactions in their respective capital stocks, since their respective inceptions.

Section 4.24. Undisclosed Liabilities. All material Liabilities have, in the case of Company and each Company Subsidiary, been reflected, disclosed or reserved against in the Company Financial Statement (or the footnotes thereto), dated as of June 30, 2003, in accordance with GAAP, and Company and the Company Subsidiaries have no other Liabilities except (a) Liabilities incurred since June 30, 2003 in the ordinary course of business or (b) as disclosed in the Schedule 4.24 of the Disclosure Schedule of Company.

Section 4.25. Assets. (a) Company and each Company Subsidiary have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by Company or any Company Subsidiary in the Company Financial Statement, dated as of June 30, 2003, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Permitted Liens. Substantially all of the buildings, structures, fixtures and appurtenances comprising part of the real properties of Company and each Company Subsidiary (whether owned or leased by Company or any Company Subsidiary) are in good operating condition and have been adequately maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by Company and each Company Subsidiary on Schedule 4.25 of the Disclosure Schedule of Company is held in fee simple. Neither the Company nor any Company Subsidiary has any ownership interest in any other real property. Except for Permitted Liens, the Bank owns the building which constitutes the Bank's main office and all other office buildings which it occupies free and clear of any and all liens, charges, encumbrances, security interest and/or equities. Company and each Company Subsidiary have title or other rights to all their other assets sufficient in all material respects for the conduct of their respective businesses as currently conducted, and, except for the Permitted Liens, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which would have a Material Adverse Effect on Company.

(b) All leases pursuant to which Company or any Company Subsidiary, as lessee, leases real or personal property which are material to the business of Company on a consolidated basis are, to the Knowledge of Company, valid, effective, and enforceable against the lessor in accordance with their respective terms. All leases pursuant to which the Company or any Subsidiary leases real property are disclosed on Schedule 4.25 of the Disclosure Schedule of Company. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either Company or any Company Subsidiary, or to the Knowledge of Company, the other party. Except as disclosed in Schedule 4.25 of the Disclosure Schedule of Company, none of such leases contains a prohibition against assignment by Company or any Company Subsidiary, by operation of law or otherwise, or any other provision which would preclude Company or any Company Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by Company or any Company Subsidiary as of the date of this Agreement. Except as disclosed in Schedule 4.25 of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary has made a prior assignment for collateral purposes of any such lease.

Section 4.26. Trust or Agency Agreements. Neither the Company nor any Company Subsidiary is a party to any Trust or Agency Agreement. Neither Company nor any Company

Subsidiary has submitted an application for, obtained approval to exercise or exercised, fiduciary powers, as defined in 12 CFR Section 5.26 of the OCC's rules and regulations.

Section 4.27. Indemnification. To the Knowledge of Company, except as set forth in Schedule 4.27 of the Disclosure Schedule of Company, no action or failure to take action by any director, officer, employee or agent of Company or the Bank has occurred which would give rise to a claim or a potential claim by any such Person for indemnification from Company or any Company Subsidiary under the corporate indemnification provisions of Company or any Company Subsidiary in effect on the date of this Agreement.

Section 4.28. Insider Interests. To the Knowledge of Company, all outstanding loans and other contractual arrangements (including deposit relationships) between Company or any Company Subsidiary and any officer, director or employee of Company or any Company Subsidiary conform in all material respects to applicable laws and the rules and regulations and requirements of all applicable regulatory agencies and policies of Company and the Company Subsidiaries which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

Section 4.29. Fees. (a) Other than the financial advisory services performed for Company by William Blair & Company, L.L.C., neither Company or any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

(b) Each Person that has performed professional services for Company or a Company Subsidiary in connection with or arising or resulting from the Merger or the Related Mergers or in connection with any transaction or action taken with respect to the Merger, the Related Mergers or otherwise contemplated by this Agreement (including but not limited to all professional services performed in connection with the negotiation and preparation of this Agreement and the preparation of the Proxy Statement) ("Transaction Services"), other than Crowe, Chizek and Company LLP, has executed a side letter in which (i) each Person lists the fixed or maximum amount of Transaction Fees such Person will charge either Company or a Company Subsidiary, as applicable, in connection with the Transaction Services performed for Company or a Company Subsidiary, as applicable and (ii) each Person therein represents, warrants and covenants that under no circumstances will the Transaction Fees charged to Company or a Company Subsidiary, as applicable, in consideration for the performance of the Transaction Services be greater than the amount of the Transaction Expenses listed in such side letter. A copy of each such side letter has been provided to Buyer. The maximum amount of Transaction Expenses that Company and the Company Subsidiaries will be liable for or obligated to pay in consideration for all Persons' performance of the Transaction Services are equal to the sums disclosed in Schedule 4.29 of the Disclosure Schedule of Company.

Section 4.30. Disclosure. None of the information supplied by Company for inclusion in the Proxy Statement to be delivered to the stockholders of Company as required by Section 6.04 hereof will at the time of the Company Meeting (as defined in Section 6.04 hereof), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.31. Governmental Approvals. To the Knowledge of Company, no fact or condition exists with respect to Company or any Company Subsidiary which Company has reason to believe may prevent or unduly delay Buyer from obtaining any necessary approval of the Merger or any other transaction contemplated by this Agreement by any governmental authority.

Section 4.32. No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article IV, Company has not made any other representation or warranty (express or implied, oral or written).

Article V
Covenants

Section 5.01. Conduct of Business by Company Until the Closing Date. During the period commencing on the date hereof and continuing until the Closing Date, Company agrees (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:

(a) Except as contemplated by this Agreement, Company and each Company Subsidiary will carry on their respective businesses in compliance with all applicable laws, rules and regulations (including but not limited to the USA Patriot Act of 2001) and in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with past practices, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Closing Date. In accordance with its past practice, Company shall be permitted to continue to take all actions necessary to prepare for and obtain an audit of its financial statements for the year ended December 31, 2003, and to continue to take all actions necessary to prepare for filing all required Tax returns and SEC reports for such year; provided, however, that Company will coordinate its efforts with Buyer and Buyer's accountants and other professional advisors to the extent such coordination will not materially delay, hinder or interfere with the preparation of such audited financial statements, Tax returns and SEC reports.

(b) Company will, and will cause each Company Subsidiary to, use its reasonable best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and the Related Mergers and will promptly cooperate with and furnish information to Buyer, in connection with any such requirements imposed upon any of them in connection with the Merger and the Related Mergers, including information utilized in the preparation of the Regulatory Applications in connection with the Merger and the Related Mergers.

(c) Company will, and will cause each Company Subsidiary to, use its reasonable best efforts to obtain (and to cooperate with Buyer in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made in connection with the consummation of the transactions contemplated hereby. Company will not, nor will it permit any Company Subsidiary to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

(d) Except for the regular quarterly cash dividend of $0.08 per share, Company will not declare or pay any dividends on or make other distributions in respect of capital stock.

(e) Company will not, and will not permit any Company Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of Company or a Company Subsidiary.

(f) Company will not, and will not permit any Company Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

(g) Company will not, and will not permit any Company Subsidiary to, issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of the capital stock of any class of Company or any Company Subsidiary or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value, except as contemplated herein; provided, however, that Company may issue shares of Company Common Stock in connection with the exercise of any outstanding Company Stock Option and continue repurchasing shares of Company Common Stock in accordance with its existing stock repurchase program, however, no such purchases, other than those made at no greater than the then current market price as reported on Nasdaq, shall be made without the prior permission of the Chief Financial Officer of Buyer.

(h) Company will not, and will not permit any Company Subsidiary to, incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by Company or by any Company Subsidiary of any lien, charge or encumbrance.

(i) Except as disclosed on Schedule 5.01(i) to the Disclosure Schedule of Company, Company will not, and will not permit any Company Subsidiary to, grant to any director, officer or employee any increase in compensation (except in accordance with existing policies, plans or agreements), or pay any bonus (except in accordance with existing policies, plans or agreements) or change of control payment or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person, except as contemplated herein.

(j) Except as provided otherwise in this Agreement or as disclosed in Schedule 5.01(j) to the Disclosure Schedule of Company, neither Company nor any Company Subsidiary will enter into any material lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which has a term which extends beyond six (6) months after the date hereof or involves the payment by Company or any Company Subsidiary of more than $50,000 in the aggregate.

(k) Company will not, and will not permit any Company Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, whether written or oral, except as contemplated herein. Notwithstanding the foregoing, Company or a Company Subsidiary may amend any Company Benefit Plan to fully vest and accelerate benefits thereunder as contemplated herein.

(l) Company will, and will cause each Company Subsidiary to, use its reasonable best efforts to maintain the respective properties and assets of Company and each Company Subsidiary in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance currently in effect, including the insurance of accounts with the FDIC. Company will, and will cause each Company Subsidiary to, take all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters which, to the Knowledge of Company, could reasonably give rise to a claim prior to the Closing Date.

(m) Company will not, and will not permit any Company Subsidiary to, amend its certificate or articles of incorporation, articles of association or by-laws, except as contemplated herein.

(n) Company will not, and will not permit any Company Subsidiary to: (i) with respect to existing customers of Company or any Company Subsidiary, enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in any Person or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $2,500,000 under the Bank's multi-family housing lending program, or otherwise in excess of $1,000,000 or in any amount which, when aggregated with any and all loans or credit commitments of Company and/or any Company Subsidiary to such Person, would be in excess of $2,500,000 or $1,000,000 (as the case may be); provided, however, that Company and any Company Subsidiary may make, renew or increase any loan to an existing customer without Buyer's consent provided such renewal or increase is made in accordance with the Bank's past practices and provided further, such customer has not been on the "watch list", "problem loan list", "renegotiated restructuring list", "90 day non-accrual list" or similar internal report of the Bank or any regulatory authority during the two (2) previous years; (ii) Lend to any Person (other than an existing customer of Company or any Company Subsidiary) an amount in excess of $1,000,000 or in any amount which, or when aggregated with any and all loans or credit commitments of Company and all Company Subsidiaries, if any, to such Person, would be in excess of $1,000,000; (iii) Lend to any Person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of clauses (i) and (iii) Company or the Bank may make any such loan in the event (A) Company or the Bank has delivered to Buyer a notice of its intention to make such loan and such information as Buyer may reasonably require in respect thereof and (B) Buyer shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two (2) Business Days following the delivery to Buyer of the notice of intention and information as aforesaid; or (iv) Lend to any Person any of the loans or other extensions of credit to which or investments in which may be classified by any regulatory authority as "Non-Performing", "Other Loans of Concern", "Substandard", "Doubtful", "Loss" or are on a "watch list", "problem loan list", "renegotiated restructuring list", "90 day non-accrual list" or similar internal report of Company or the Bank; provided, however, that nothing in this subsection shall prohibit Company or the Bank from honoring any contractual obligation in existence on the date of this Agreement.

(o) Company will not, and will not permit the Bank to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $250,000 for U.S. Treasury Securities, and mortgage backed securities and $250,000 for all other investment instruments.

(p) Company will not, and will not permit any Company Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

(q) Except as disclosed in Schedule 5.01(q) of the Disclosure Schedule of Company, Company will not, and will not permit any Company Subsidiary to, change the products or services offered by Company or any Company Subsidiary, offer new deposit or lending products or make any material changes to its Website or internet banking activities. Company will cause each Company Subsidiary to follow existing deposit procedures, including those relating to the setting of interest rates.

(r) Company will not, and will not permit the Bank to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of Company or any Company Subsidiary, any holder of at least five percent (5%) of the equity securities of Company or any Company Subsidiary, or any Person controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing prohibited by 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Section, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

(s) Company will promptly advise Buyer orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on Company or any Company Subsidiary or which may adversely affect the satisfaction of any conditions to the consummation of the Merger.

(t) Company will not, and will not permit any Company Subsidiary to, amend or modify any lease agreement to which Company or any Company Subsidiary is a party.

(u) Company will, and will cause each Company Subsidiary to, use its best efforts to cooperate with Buyer with respect to the planning and implementation of the conversion of the systems of Company and Company Subsidiaries into the system of Buyer which shall be effectuated after the Closing Date.

Section 5.02. Affiliate Agreement. (a) Simultaneously with the execution of this Agreement, Company is delivering to Buyer a copy of the Affiliate Agreement substantially in the form attached hereto as Exhibit 5.02 executed by each of the directors of Company and Paul A. Larsen, Executive Vice President of Company (the "Affiliate Agreement"). The Affiliate Agreement requires, among other things, that each signer vote his/her shares of Company Common Stock in favor of this Agreement and the Merger.

(b) Company shall use its reasonable best efforts to cause all other executive officers of Company who own shares of Company Common Stock and Michael and Francis Halikias to enter into an Affiliate Agreement with Buyer within ten (10) Business Days of the date hereof.

(c) To the extent any Company Stock Option is exercised prior to the Effective Time, Company shall, with Buyer's written approval, and after the mailing of the Proxy Statement described in Section 6.04, use its reasonable best efforts to repurchase a number of shares of Company Common Stock equal to the number of shares of Company Common Stock issued upon the exercise of such Company Stock Option.

(d) The board of directors of Company and the committee established under the Company Stock Option Plans shall take such actions or make such determinations as may be allowed under such plans to effect the provisions of this Section 5.02, including amending the

Company Stock Option Plans so that each unexercised Company Stock Option, whether vested or not, will, at the Effective Time, be converted into cash equal to the Option Spread.

Section 5.03. Indemnification. Except as may be limited by applicable law, Buyer hereby agrees to maintain all rights of indemnification currently provided by Company or any Company Subsidiary in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the certificate of incorporation or articles of incorporation or of association or by-laws of Company or any Company Subsidiary or otherwise in effect on the date of this Agreement or as otherwise required by Delaware law for a period of not less than three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time. In the event Buyer or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other Person and is not the resulting, continuing, or surviving corporation or entity of such reorganization, consolidation, merger, or transaction, or (ii) liquidates, dissolves, or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 5.03. Buyer agrees that, prior to or at the Effective Time, Company may secure, at its expense, prior acts and omissions coverage under its directors and officers liability insurance for current and former employees, officers, directors and agents of Company and the Company Subsidiaries for a period of at least three (3) years following the Effective Time which insurance shall contain at least the same coverage and amounts, and contains terms and conditions not less advantageous as that coverage currently provided by Company and the Company Subsidiaries. After said three (3) year period, Buyer will use its reasonable best efforts to secure such insurance coverage for another three (3) years; provided, however, that Buyer shall not be obligated to purchase such coverage if the cost is in excess of that which is commercially reasonable, which in no event shall exceed $300,000; provided further that Company may purchase such coverage prior to the Effective Time if the cost is commercially reasonable but in no event in excess of $300,000.

Section 5.04. Certain Actions. Neither Company nor any Company Subsidiary nor any of the Representatives (as defined below) (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to a Takeover Proposal or a potential Takeover Proposal with respect to Company or any Company Subsidiary or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or compensating Company or any Company Subsidiary under any of the instances described in this clause. Company shall immediately instruct and otherwise use its reasonable best efforts to cause Company's and each Company Subsidiary's respective directors, officers, employees, agents, advisors (including any investment banker, attorney, or accountant retained by Company or any Company Subsidiary), consultants and other representatives (the "Representatives") to comply with such prohibitions. Any action described in clauses (i) and (ii) of this Section 5.04 and in the following sentence taken by a Representative shall be deemed to be an action taken by Company. Any breach of an

Affiliate Agreement shall be deemed to be a breach by Company of this Section 5.04. Company shall immediately cease and cause to be terminated, and shall cause the Representatives to cease or terminate, any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. Company shall promptly notify Buyer orally and in writing in the event Company or any of the Representatives receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section 5.04 shall not prohibit accurate disclosure by Company in any document, including the Proxy Statement, or other disclosure in each case to the extent required by applicable law if, pursuant to advice given by Barack Ferrazzano Kirschbaum Perlman & Nagelberg L.L.C. ("BFKPN"), disclosure is required under applicable law as to the transactions contemplated hereby. Notwithstanding the foregoing, Company may provide information at the request of or enter into negotiations with a third party with respect to an unsolicited Takeover Proposal (defined below) if the board of directors of Company determines, in good faith, that the exercise of its fiduciary duties to the stockholders of Company under applicable law, after consultation with and considering the advice of BFKPN, requires it to take such action, and provided further, that Company may not, in any event, provide to such third party any information which it has not provided to Buyer. Company shall promptly notify Buyer orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries or proposals, along with a summary of the advice provided by BFKPN.

Section 5.05. Title Matters. As soon as practical after the date hereof and at least thirty (30) days prior to the Effective Time, Company shall, at its own expense, obtain and deliver to Buyer:

(a) With respect to the real estate described on Schedule 4.25 of the Disclosure Schedule of Company (other than real estate subject to leases or real estate acquired in a foreclosure or similar action), an owner's preliminary report on title covering a date subsequent to the date hereof, issued by a title insurance company reasonably acceptable to Buyer, which preliminary report shall contain a commitment of such title insurer to issue an owner's title insurance policy on ALTA 1992 Owner's Form B insuring the fee simple title of Company or the Bank in such real estate in an amount equal to the value of such real estate as shown on Company's books and records subject only to (i) Permitted Liens; and (ii) such other matters as may be disclosed in such preliminary report that are reasonably approved in writing by Buyer.

(b) Surveys certified in accordance with current ALTA land survey standards by a registered land surveyor licensed in the state in which such real estate is located as of a date subsequent to the date hereof of the real estate described in Schedule 4.25 of the Disclosure Schedule of Company showing with respect to such real estate: (i) the legal description; (ii) all buildings, structures and improvements thereon and all "setback" lines, restrictions of record and other restrictions that have been established by any applicable zoning or building code or ordinance and all easements or rights of way; (iii) no encroachments upon such parcel by buildings, structures, improvements or easements; (iv) legal access to such parcel from a public street; (v) no easements which materially and adversely affect the use of such parcel or the improvements located thereon, and (vi) the flood plain in which such real estate is located, if any.

(c) At least (5) Business Days prior to the Closing Date, Company shall, at its own expense, obtain and deliver to Buyer owner's title insurance policies dated the Closing Date on ALTA 1992 Owner's Form B with an extended coverage endorsement guaranteeing over the standard exceptions to title customarily contained in such policies, covering the real estate covered by the commitments referred to in Schedule 4.25 of the Disclosure Schedule of Company hereof issued by the insurer which issued such commitments, insuring the fee simple estate of Company or the Bank (or such other entity reasonably acceptable to Buyer) in the real estate in the amount not less than the same amount as the commitment therefor, subject only to Permitted Liens and the matters set forth in Schedule 4.25 of the Disclosure Schedule of Company hereof.

Section 5.06. Environmental Investigation. (a) Buyer shall engage or caused to be engaged an environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the businesses of Company and any Company Subsidiary and any other real estate owned by Company or any Company Subsidiary. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Company. The consultant shall complete and deliver the Phase I assessments not later than forty-five (45) days after the date of this Agreement. If in the reasonable opinion of Buyer any material adverse environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

(b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Company), all work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to Buyer and Company. If the work plans or removal or remediation actions would cost more than $1,000,000 (individually or in the aggregate) to complete, Buyer and Company shall discuss a mutually acceptable modification of this Agreement. Buyer and Company shall cooperate in the review, approval, and implementation of all work plans.

(c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Buyer, its Subsidiaries, Company or any Company Subsidiary would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $1,000,000, then Buyer may abandon this Agreement by the earlier to occur of (i) sixty (60) days after the receipt of the Phase I assessments, or (ii) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods.

Section 5.07. Buyer's Conduct Prior to Closing. During the period commencing on the date hereof and continuing until the Closing Date, Buyer agrees (except as contemplated by this Agreement or to the extent that Company shall otherwise consent in writing) that:

(a) Buyer will, and will cause its Subsidiaries to, use commercially reasonable efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Company which is public in nature in connection with such requirements imposed upon any of them in connection with the Merger.

(b) Buyer will, and will cause its Subsidiaries to, use commercially reasonable efforts to obtain (and to cooperate with Company in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Buyer will not, nor will it permit any of the its Subsidiaries to, knowingly or willfully take any action that would adversely affect its ability to perform its obligations under this Agreement.

Article VI
Additional Agreements

Section 6.01. Inspection of Records; Confidentiality. (a) Company shall (i) afford Buyer and Buyer's accountants, counsel and other representatives, full access during normal business hours during the period prior to the Closing Date to all of its and the Company Subsidiaries' respective properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information, and accountants' work papers, developed by any of them or their accountants or attorneys but not including any corporate records relating to any Takeover Proposal or any information that cannot be disclosed pursuant to that certain confidentiality agreement between Company and Midwest Banc Holdings, Inc. dated June 11, 2002 and that certain Agreement and Plan of Reorganization between such parties dated as of November 1, 2002; (ii) permit Buyer and its respective representatives to discuss such information directly with Company's officers, directors, employees, attorneys and accountants; (iii) permit Buyer to perform various accounting procedures, testing or analysis as Buyer deems reasonably appropriate. During such period, Company shall use its best efforts to furnish promptly to Buyer all other information concerning the business, properties and personnel of Company and the Company Subsidiaries as Buyer may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to Buyer. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of Company that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto. Nothing contained in this Section 6.01(a) shall be construed as prohibiting Buyer from terminating this 51

Agreement if there is a material change after the date of this Agreement to the information disclosed in the initial Disclosure Schedule of Company.

(b) Company and Buyer agree that certain information ("Confidential Information") has been disclosed, will be disclosed, or will be discovered concerning Company and Buyer and their respective employees, representatives, owners, agents, customers, assets and other non-specified items/issues, which is either non-public, confidential or proprietary in nature, including customer lists and accounts, in the form not only of written information but also information which may be transmitted orally, visually, electronically, on computer disk, or by other means by any Person or any representative or advisor of Company or Buyer or one or more of their respective representatives, agents, individuals, entities or interested/non-interested parties containing or based on, the information prepared for the purpose of the discussions and transactions contemplated between Company and Buyer herein. Company and Buyer agree that all the Confidential Information prepared in the course of or for the purpose of the discussions between Company and Buyer and the consummation of the transactions contemplated herein shall not be used by Buyer or Company or their respective agents, representatives, individuals or entities in any manner whatsoever or for any purpose unless specified herein or agreed to in writing by the parties. Buyer and Company will each keep confidential all such information (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in accordance and subject to the terms of the Confidentiality Agreement, dated June 10, 2002, between Buyer and Company, with Company assuming the same obligations with respect to Confidential Information received by Company from Buyer as Buyer has with respect to any Confidential Information received by Buyer from Company. In the event of a conflict or an inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern. No investigation by Buyer or Company shall affect the representations and warranties of the other and each such representation and warranty shall survive any such investigation.

(c) Company shall allow a representative of Buyer to attend as an observer all meetings of the board of directors and committees of the board of directors of Company and any Company Subsidiary and any meeting of the loan committee and asset liability management committee of Company or any Company Subsidiary. Company shall give reasonable notice to Buyer of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Company shall provide to Buyer all information provided to the directors on all such boards in connection with all such meetings or otherwise provided to the directors, and shall provide any other financial reports or other analysis prepared for senior management of Company or any Company Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure, including as described in Section 6.01(a) hereof. It is understood by the parties that Buyer's representative will not have any voting rights with respect to matters discussed at these meetings and that Buyer is not managing the business or affairs of Company or any Company Subsidiary. All information obtained by Buyer at these meetings shall be treated in confidence as provided in Section 6.01(b) hereof. Notwithstanding the foregoing, Buyer shall not be permitted to attend any portion of a meeting and Company shall not be required to provide Buyer with any materials, in violation of applicable law or that relates to a Takeover Proposal (except for information to be provided as required by Section 6.04 hereof), or that involve matters protected by the attorney-client privilege.

Section 6.02. Cooperation. Each party covenants that it will use its reasonable best efforts to consummate the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Buyer or Company, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

Section 6.03. Regulatory Applications. Buyer shall use its reasonable best efforts to file within thirty (30) days from the date hereof all applications, notices, requests for authorization or other documents with the appropriate federal or state bank regulatory authorities, including, but not limited to, the OBRE, the OCC, the Federal Reserve Board and the FDIC, necessary to consummate the Merger, the Related Mergers and all other transactions contemplated by this Agreement (the "Regulatory Applications"). Company shall cooperate and assist (and shall cause each Company Subsidiary to cooperate and assist) with Buyer in all respects with respect to the preparation and filing of all Regulatory Applications. Buyer shall use reasonable efforts to respond as promptly as practicable to all inquiries received concerning the Regulatory Applications and to satisfy all conditions that may be required for the approval or authorization of the Regulatory Applications; provided, however, that Buyer shall have no obligation to accept non-standard conditions or restrictions with respect to the approval or authorization of the Regulatory Applications if it shall reasonably be determined by Buyer in its sole discretion that such conditions or restrictions would have a Material Adverse Effect on Company, any Company Subsidiary, Buyer or the Surviving Corporation. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger or Related Mergers are challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether or to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made solely by Buyer in its sole discretion. Buyer shall deliver a copy of all public portions of all Regulatory Applications and all non-public portions of Regulatory Applications that relate to Company or any Company Subsidiary to Company in advance of filing them in order to provide Company with the opportunity to review and comment upon the same; provided, however, Buyer shall have no obligation to accept such comments. Buyer shall deliver a final copy of the public portions of all Regulatory Applications containing information applicable to Company or a Company Subsidiary to Company promptly after such applications are filed with the appropriate regulatory authority. Buyer shall advise Company periodically of the status of the Regulatory Applications.

Section 6.04. Company Stockholder Approval. Company shall call a meeting of the stockholders of Company to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger (the "Company53

Meeting"). In connection with the Company Meeting, (a) Company shall cause its counsel to prepare a proxy statement for use in connection with the Company Meeting with the assistance of Buyer and Chapman and Cutler LLP, counsel to Buyer (the "Proxy Statement"), and Company shall mail the Proxy Statement to the stockholders of Company; provided, however, that the Proxy Statement shall not be mailed to the stockholders of Company until: (i) the Proxy Statement has been filed by Company with the SEC pursuant to the Securities Exchange Act and the rules and regulations promulgated thereunder; and (ii) William Blair & Company, L.L.C. has delivered to the board of directors of Company for inclusion in the Proxy Statement an opinion, dated the mailing date, to the effect that the Per Share Merger Consideration is fair to the stockholders of Company from a financial point of view (the "Fairness Opinion"); (b) the board of directors of Company shall recommend to the stockholders of Company the approval of this Agreement and the Merger; and (c) the board of directors of Company shall otherwise use its reasonable best efforts to the extent consistent with its fiduciary duties to obtain the approval of this Agreement and the Merger by the stockholders of the Company. Company shall cause its counsel to prepare the Proxy Statement in compliance with all applicable federal and state laws, rules, regulations and ordinances and shall mail the Proxy Statement to the stockholders of Company in compliance with all applicable federal and state laws rules, regulations and ordinances. Subject to the requirements of applicable laws, nothing contained in this Section 6.04 shall limit Company's obligation to hold and convene the Company Meeting (regardless of whether the unanimous recommendation of the board of directors of Company shall have been withdrawn or modified).

Section 6.05. Financial Statements and Reports. From the date of this Agreement and prior to the Effective Time and to the extent permitted by applicable law: Company will deliver to Buyer: (a) not later than ninety (90) days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended prepared in conformity with GAAP and the rules and regulations of the SEC; (b) not later than thirty (30) days after the end of any calendar quarter, the Reports of Condition and Income filed with the OCC by the Bank which shall be prepared in accordance with the rules and regulations of the OCC; (c) not later than forty-five (45) days after the end of each quarter, its Report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; and (d) any and all other material reports filed with the SEC, the FDIC, the Federal Reserve Board or the OCC or any other federal or state regulatory agency within three (3) Business Days of the filing of any such report.

Section 6.06. Notice. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Sections 7.01, 7.02 and 7.03 hereof. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations and warranties or agreements or covenants contained herein in any material respect, or would have constituted or caused a breach by it of the representations and warranties or agreements or covenants contained herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party, and shall, unless the same has been waived in writing by the other party, use its reasonable efforts to remedy the same, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

Section 6.07. Press Releases. At all times prior to the Closing Date, each party shall mutually agree with the other prior to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby; provided, however, that Buyer and Company shall issue a mutually agreed upon press release promptly following the execution of this Agreement which shall be prepared and filed in accordance with Rule 165 under the Securities Act, Rule 14a-12 of the Securities Exchange Act and Regulation FD of the Securities Exchange Act; provided, further Buyer and Company shall agree to a mutually agreeable form of notice to the employees of Company, the Bank and Company Investments promptly following the execution of this Agreement.

Section 6.08. Delivery of Supplements to Disclosure Schedules. Five (5) Business Days prior to the Closing Date, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties contained in Article III and Article IV hereof in order to determine the fulfillment of the conditions set forth in Section 7.01(a) and Section 7.02(a) hereof, the Disclosure Schedules of Company and Buyer shall be deemed to include only that information contained therein as of the date of this Agreement unless changes thereto are agreed upon by the parties hereto in writing.

Section 6.09. Resolution of Company Benefit Plans. Company and Buyer shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Buyer and Company prior to the Effective Time:

(a) Except as otherwise provided herein, any Company Benefit Plan sponsored by Company or any Company Subsidiary may or may not, in Buyer's sole discretion, be continued after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to the Surviving Corporation or any applicable Subsidiary of the Surviving Corporation under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. All participants under the ESOP and the Company Profit Sharing and Savings Plan shall at the Effective Time, be fully vested in all benefits thereunder upon the termination of each such plan at the Effective Time.

(b) At or as promptly as practicable after the Effective Time as Buyer shall reasonably determine, Buyer shall provide, or cause any of its Subsidiaries to provide, to each employee of Company and any Company Subsidiaries as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit plan and program maintained by Buyer or its Subsidiaries for similarly-situated employees (the "Buyer Benefit Plans") provided that with respect to such Buyer Benefit Plans, 55

Company Employees shall be given credit for service with Company or any Company Subsidiary in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided further that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Buyer Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; and provided further that to the extent that the initial period of coverage for Company Employees under any Buyer Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Buyer Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Buyer to provide or cause to be provided any benefits duplicative to those provided under any Company Benefit Plan continued pursuant to Section 6.09(a) hereof, including extending participation in any Buyer Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any portion of the year during which benefits are accrued to Company Employees under the ESOP or the Company Profit Sharing and Savings Plan. Except as otherwise provided in this Agreement, the power of Buyer, a Company Subsidiary or any Subsidiary of Buyer to amend or terminate any benefit plan or program, including any Company Benefit Plan shall not be altered or affected. Moreover, this Agreement shall not confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Buyer, a Company Subsidiary or any Subsidiary of Buyer.

(c) As of the Effective Time, the ESOP shall be terminated in accordance with its terms. Prior to the Effective Time, Company shall be permitted to make such changes to the ESOP as it deems appropriate to carry out the provisions of the ESOP and this Section 6.09(c) and shall file a request for determination with the IRS with respect to the termination of the ESOP. Company shall submit to Buyer for its review and comment such ESOP changes before they are made and the request for determination before it is filed with the IRS. Buyer acknowledges that approval of the Merger by the stockholders of Company shall constitute a "change in control" under the ESOP and that, pursuant to the terms thereof, the ESOP Trustee may sell a sufficient number of unallocated shares of Company Common Stock to repay the then outstanding ESOP Loan in full, and that the ESOP Trustee may sell such shares to Company. As soon as practicable after receipt of a favorable determination letter from the IRS with respect to the termination, the assets of the ESOP shall be distributed to the participants and beneficiaries or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified plan of Buyer, if approved by Buyer, in which the individual is then participating). Prior to the Effective Time, Company and each Company Subsidiary shall be entitled to make contributions to the ESOP for purposes of making prepayments on the ESOP Loan, provided such prepayments are fully deductible by Company or the Company Subsidiary under Section 404 of the Code (without regard to the carryover provisions of Section 404) and otherwise in compliance with Section 415 of the Code and do not adversely affect the tax qualified status of the ESOP under Section 401(a) and 4975 of the Code.

(d) Each Company Employee terminated involuntarily by Buyer or any of its Subsidiaries on or after the Effective Time who is an "Eligible Employee" (as defined in Buyer's severance pay plan effective as of December 1, 1999, as amended from time to time) and not subject to an eligibility exclusion thereunder shall be eligible to receive severance payments from Buyer (including outplacement services) pursuant to any severance pay plan offered by Buyer to its employees at that time, provided, however, any former officer of Company or any Company Subsidiary who is terminated involuntarily by Buyer or any of its Subsidiaries for any reason except for cause within thirty (30) days of the Effective Time shall receive severance payments from Buyer (provided no such payment shall exceed one year's salary) equal to two (2) month's salary plus one (1) week's salary for every year of service. Notwithstanding the foregoing sentence, each Company Employee shall be eligible for severance payments pursuant to this Section 6.09(d) (including outplacement services) only if such Company Employee is not a party to a written employment agreement or a change of control and non compete agreement with Company or any Company Subsidiary or who is not eligible for severance payments under any other contract or agreement. The Director Retirement Plan between Company and its directors shall be terminated at the Effective Time and the maximum benefits payable thereunder shall be paid in a cash lump sum to the directors. The good faith estimate of Company of the amount of the maximum benefits payable under the Director Retirement Plan with respect to the transactions contemplated hereunder and the recipients thereof are set forth on Schedule 6.09(e) of the Disclosure Schedule of Company, subject to the exceptions included on Schedule 6.09(e). At the Effective Time, Buyer shall make lump-sum payments equal to the present value of the cost of post retirement health care benefits for retired health plan participants who have agreed to receive such payments, and the present value of the cost of post-retirement health care benefits for eligible directors under the Director Retirement Plan who have agreed to receive such payments, which amount shall be based on the life expectancy of the participant and future cost of living adjustments as calculated in amounts determined by an actuary mutually acceptable to Buyer and Company. Company agrees to use its reasonable best efforts to assist Buyer in persuading such participants to accept such lump-sum payments. Buyer agrees to continue to provide after the Closing these post-retirement health care benefits to any participant who chooses not to accept such payments. Company agrees to use its reasonable best efforts to assist Buyer in persuading the directors that have Director's Compensation Agreements to accept a cash lump-sum payment for the periodic payments due thereunder. Buyer agrees to continue to pay after the Closing these periodic payments to any director who chooses not to accept such lump sum payment. The good faith estimate of Company of the amount of the maximum amount payable by Buyer to directors under the Director's Compensation Agreements, including amounts payable to individual directors, are set forth on Schedule 6.09(e) of the Disclosure Schedule of Company, subject to the exceptions included on Schedule 6.09(e). Company shall be permitted to make payments (to the extent accrued) under its bonus plan in existence on the date hereof.

(e) Buyer agrees to assume and honor (i) the Bank Incentive Plan and Trusts, (ii) the employment and change of control agreements, (iii) the employee retention agreements, (iv) the consulting agreements, and (v) all other written agreements with current and former employees and directors as set forth on the Disclosure Schedule of Company according to their terms with such modifications as set forth in the Disclosure Schedule of Company. Buyer hereby acknowledges that the Merger and the Closing constitute a change of control for purposes of the above-mentioned agreements. Company shall take such actions regarding certain payments to the executive officers of Company as are set forth in Schedule 6.09(e) of the Disclosure Schedule of Company. The good faith estimate of Company of the amount of each change of control payment payable in cash with respect to the transactions contemplated hereunder and the recipient thereof is set forth on Schedule 6.09(e) of the Disclosure Schedule of Company, subject to the exceptions included on Schedule 6.09.(e).

(f) As of the Effective Time, the Company Profit Sharing and Savings Plan shall be terminated in accordance with its terms. Prior to the Effective Time, Company shall be permitted to make such changes to the Company Profit Sharing and Savings Plan as it deems appropriate to carry out the provisions of the Company Profit Sharing and Savings Plan and this Section 6.09(f) and shall file a request for determination with the IRS with respect to the termination of the Company Profit Sharing and Savings Plan. Company shall submit to Buyer for its review and comment such Company Profit Sharing and Savings Plan changes before they are made and the request for determination before it is filed with the IRS. As soon as practicable after receipt of a favorable determination letter from the IRS with respect to the termination, the assets of the Company Profit Sharing and Savings Plan shall be distributed to the participants or beneficiaries or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified plan of Buyer, if approved by Buyer, in which the individual is then participating).

(g) On the Closing Date, Buyer shall pay each employee of Company and any Company Subsidiary who is employed by Company or any Company Subsidiary on the Closing Date and who is not a Data Process Employee a one-time lump-sum cash bonus payment in an amount equal to 10% of such employee's respective base salary as of the Closing Date, subject to all applicable withholding. Buyer shall pay each Data Process Employee a one-time lump-sum cash bonus payment in an amount equal to 10% of such Data Process Employee's respective base salary as of the Closing Date, subject to all applicable withholding, on the earlier to occur of (i) the date of completion of Company's data processing system conversion, as determined in Buyer's sole discretion; (ii) the date on which such Data Process Employee is involuntarily terminated by Buyer or one of its Subsidiaries, as the case may be; or (iii) June 30, 2004, provided that such Data Process Employee is employed by Buyer or one of its Subsidiaries on such date. In the event that any Data Process Employee or non-Data Process Employee who is entitled to receive a bonus as provided above is paid on an hourly basis, the amount payable to such individual shall be in an amount equal to (i) 10% of such individual's gross income set forth in his or her respective W-2 for 2003 in the event such amount is then available, or 58

(ii) if such amount is not available, 10% of such individual's projected gross income for 2003, as determined in Buyer's reasonable discretion.

Section 6.10. Conforming Entries. (a) Company recognizes that Buyer and its Subsidiaries may have adopted different loan, accrual, reserve and accounting policies and practices (including loan classifications and levels of reserves for possible loan losses). Subject to applicable law, Company shall consult and cooperate with Buyer with respect to conforming the loan, accrual and reserve policies and practices of Company and the Company Subsidiaries to those policies of Buyer and its Subsidiaries for financial accounting and/or Tax reporting purposes, as specified in each case in writing from Buyer to Company, based upon such consultation and subject to the conditions in Section 6.10(c) hereof.

(b) Subject to applicable law, Company shall consult and cooperate with Buyer with respect to determining, as specified in a written notice from Buyer to Company, based upon such consultation and subject to the conditions in Section 6.10(c), the amount and the timing for recognizing for financial accounting and/or Tax reporting purposes Company's Transaction Fees and all other expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

(c) Subject to applicable law, Company and Company Subsidiaries shall (i) establish and take such reserves and accruals and make such conforming entries to conform the loan, accrual, reserve and accounting policies of Company and Company Subsidiaries to the policies of Buyer and its Subsidiaries and (ii) recognize the Transaction Expenses and all other expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case for financial accounting and/or income Tax reporting purposes at such times as are reasonably requested by Buyer, but in no event prior to three (3) Business Days prior to the Closing Date; provided, however, that on the date such reserves and accruals are to be taken, such entries are made and such charges and expenses are recognized, Buyer shall certify to Company that all conditions to Buyer's and NewCo's obligations to effect the transactions contemplated in this Agreement as set forth in Sections 7.1 and 7.3 hereof (subject to the receipt of the Company's officer certificate pursuant to Section 7.1(j) and the lapse of any waiting or similar period of time) have been satisfied or waived; and provided, further, that, notwithstanding any other provision of this Section 6.10, Company and the Company Subsidiaries shall not (i) be required to take any action pursuant to this Section 6.10 for financial reporting purposes that is not permitted under regulatory reporting requirements or guidance.

(d) No reserves, accruals, conforming entries or charges or expenses taken or recognized at the written request of Buyer in accordance with this Section 6.10 may be a basis to assert a violation or a breach of a representation, warranty or covenant of Company herein or the failure of any condition to any of Buyer's obligations under this Agreement.

Section 6.11. Stockholder Equity Statement. Five (5) Business Day prior to the Closing Date (the "Determination Date"), Company shall prepare and deliver to Buyer a computation of Company's Stockholder Equity as of the Determination Date, and shall include a schedule setting forth in detail the calculations made to determine such Stockholder Equity (the "Stockholder Equity Statement"). Buyer may dispute any part of the Stockholder Equity

Statement by notifying Company in writing of such dispute at any time prior to the Effective Time (the "Dispute Notice"). If Company and Buyer are unable to resolve such dispute within three (3) Business Days of the Dispute Notice (the "Joint Resolution Period"), Company and Buyer shall jointly select within three (3) Business Days of the expiration of the Joint Resolution Period a nationally recognized independent accounting firm not presently engaged by either Buyer or Company or any of their respective Subsidiaries (the "Dispute Arbitrator") to act as an arbitrator to resolve within ten (10) Business Days after such selection all points of dispute with regard to the Stockholder Equity Statement. Buyer and Company agree to cooperate with the Dispute Arbitrator as reasonably required in order to resolve any such dispute. Any resolution to the points of dispute with respect to the Stockholder Equity Statement determined by the Dispute Arbitrator shall be final and binding upon Buyer and Company solely for the purposes of this Section 6.11. Each party shall be responsible for the payment of its own fees and expenses in resolving any such disputes, and the fees and expenses of the Dispute Arbitrator shall be borne equally by Company and Buyer.

Article VII
Conditions

Section 7.01. Conditions to the Obligations of Buyer and NewCo. Notwithstanding any other provision of this Agreement, the obligation of Buyer and NewCo to consummate the Merger is subject to the following conditions precedent (except as those which Buyer and NewCo may choose to waive):

(a) The representations and warranties of Company contained in Sections 4.01, 4.02, 4.03 and 4.04 of this Agreement shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that are expressly made as of some other specified date, which shall have been true as of that date); all other representations and warranties of Company contained in this Agreement, when read without regard to any qualification as to materiality or Material Adverse Effect contained within such representations and warranties, shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that are expressly made as of some other specific date, which need be true and correct only as of such other date) with only such exceptions as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Company shall have performed all obligations and shall have complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date, except where any such non-performance or non-compliance would not have a Material Adverse Effect on Buyer, Company, any Subsidiary of Buyer, any Company Subsidiary or the Surviving Corporation.

(c) There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger or any Related Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Buyer's ownership or operation of all or a material portion of Company's business or assets, or would compel Buyer to dispose of or hold separate all or a material portion of Company's business or assets, as a result of this Agreement, or which would render Buyer or Company unable to consummate the transactions contemplated by this Agreement.

(d) Since the date hereof, neither Company nor any Company Subsidiary shall have suffered a Material Adverse Effect.

(e) To the extent any material lease, license, loan, or financing agreement or other contract or agreement to which Company or any Company Subsidiary, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained.

(f) Buyer shall have received proof satisfactory to it that Company has paid all Transaction Expenses.

(g) If as of the Effective Time, Company or any Company Subsidiary is a party to any agreement with, or directive or order issued by, the Federal Reserve Board, the FDIC, the OCC or any other bank regulatory authority, which imposes any material restrictions or requirements not applicable to national banking associations generally with respect to the conduct of Company or the Company Subsidiaries' business, Buyer shall have received written confirmation from each bank regulatory authority which has entered into such an agreement with Company or a Company Subsidiary or which has issued such a directive or order, in form and substance reasonably satisfactory to Buyer, to the effect that such agreement, directive or order will not be binding on in any way to Company, a Company Subsidiary, Buyer or any Subsidiary of Buyer following the Effective Time.

(h) Buyer shall have received evidence reasonably satisfactory to it that the Rights Agreement and the Rights associated therewith have been terminated.

(i) Buyer shall have received a certificate signed by the President and Chief Executive Officer and Chief Financial Officer of Company, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.01(a), (b) and (d) hereof have been satisfied.

(j) Buyer shall have received the written resignations, effective as of the Effective Time, of each director and officer of Company and each Company Subsidiary identified in writing by Buyer to Company not less than ten (10) Business Days prior to the Closing Date.

(k) Buyer shall have received an opinion of Company's counsel substantially in the form of Exhibit 7.01(k) attached hereto.

(l) The aggregate number of Dissenting Shares shall not exceed fifteen percent (15%) of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

(m) The Aggregate Merger Consideration payable hereunder shall not exceed $102,500,000.

(n) The Stockholder Equity of Company disclosed on the Stockholder Equity Statement shall not be less than $47,331,850, and no dispute to the Stockholder Equity Statement made by Buyer, if any, pursuant to Section 6.11 hereof shall be unresolved.

Section 7.02. Conditions to the Obligations of Company. Notwithstanding any other provision of this Agreement, the obligation of Company to consummate the Merger is subject to the following conditions precedent (except as those which Company may choose to waive):

(a) The representations and warranties of Buyer and NewCo contained in Sections 3.01, 3.02 or 3.03 of this Agreement shall have been true and correct in all respects as of the date of this Agreement (except for such representations and warranties that are expressly made as of some other specific date, which shall have been true as of that date) and as of the day of the Closing; all other representations and warranties of Buyer and NewCo contained in this Agreement, when read without regard to any qualification as to materiality or Material Adverse Effect contained within such representations and warranties, shall have been true and correct in all respects as of the date of this Agreement and as of the day of the Closing (except for such representations and warranties that are expressly made as of some other specific date, which need be true and correct only as of such other date) with only such exceptions as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Buyer or NewCo.

(b) Buyer and NewCo shall have performed all of their respective obligations and shall have complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date, except where any such non-performance or noncompliance, individually or in the aggregate, would not materially affect Buyer's or NewCo's ability to perform their respective obligations hereunder.

(c) Company shall have received a certificate signed jointly by the Chief Executive Officer and Chief Financial Officer of Buyer and NewCo, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.02(a) and (b) have been satisfied.

(d) Company shall have received an opinion of Buyer's counsel substantially in the form of Exhibit 7.02(d) attached hereto.

Section 7.03. Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Buyer on the one hand, and Company on the other hand, to consummate the Merger are subject to the following conditions precedent (except as those which Buyer and Company may chose to waive in writing):

(a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger or the Related Mergers shall have been issued and shall remain in effect.

(b) The receipt of all Governmental Approvals and the expiration of all required waiting periods.

(c) The receipt of the Stockholder Approval.

Article VIII
Termination; Amendment; Waiver

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of the board of directors of Buyer (acting on behalf of itself and NewCo) and the board of directors of Company; or

(b) By Buyer (acting on behalf of itself and NewCo) or Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to any party's obligations hereunder; or

(c) At any time on or before the date specified in Section 8.01(i) hereof, by Buyer (acting on behalf of itself and NewCo) or Company in the event that any of the conditions precedent to the obligations of the other to the Merger, other than the condition precedent in Section 7.03(c) hereof, are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate); or

(d) By Buyer (acting on behalf of itself and NewCo) or Company, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained herein or any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing condition set forth in Section 7.01(a) or 7.01(b), in the case of Buyer and NewCo, or Section 7.02(a) or 7.02(b) in the case of Company, and which breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by the non-breaching party to the party committing such breach; or

(e) By Buyer (acting on behalf of itself and NewCo) if the board of directors of Company fails to recommend approval of this Agreement to Company's stockholders or Company's board of directors withdraws such favorable recommendation or changes, alters or modifies such favorable recommendation in a manner adverse to Buyer, or shall have materially breached its obligations under this Agreement by reason of a failure to call a Company Meeting in accordance with Section 6.04 hereof; or

(f) By either Buyer (acting on behalf of itself and NewCo) or Company if the stockholders of Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof); or

(g) By Buyer (acting on behalf of itself and NewCo) if the stockholders of Company fail to vote on this Agreement at a duly convened meeting of the stockholders of Company held prior to the Termination Date, unless such vote has been prevented by any injunction or other order or decree entered or enforced by any Person; or

(h) By Buyer (acting on behalf of itself and NewCo) in the manner provided within the terms of Section 5.06 hereof; or

(i) By either Buyer or Company on or after March 31, 2004 (the "Termination Date"), in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

In the event either Buyer or Company elects to effect any termination pursuant to Section 8.01(b) through 8.01(i) above, it shall give written notice to the other specifying the basis for such termination.

Section 8.02. Expenses. Except as provided elsewhere herein, Buyer and Company shall each bear and pay all costs and expenses incurred by it and its respective Affiliates or on its or its respective Affiliates behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own Representatives and the Representatives of its respective Affiliates.

Section 8.03. Effect of Termination. Buyer (on behalf of itself and NewCo) shall be entitled to a one time payment of $5,000,000 in cash from Company, as an agreed upon break-up fee and not as a penalty and as the sole and exclusive remedy of Buyer and NewCo against Company and all parties to the Affiliate Agreements, payable on demand in immediately available funds, upon the occurrence of any of the following:

(a) a termination of this Agreement by Buyer pursuant to Section 8.01(e); or

(b) a termination of this Agreement by Buyer or Company pursuant to Section 8.01(f); provided, however, that prior thereto or within eighteen (18) months after such termination Company or any Company Subsidiary (i) shall have entered into an agreement amounting to a Takeover Proposal or arising in connection with a Takeover64

Proposal; (ii) a Takeover Proposal shall have occurred (other than as contemplated by and in connection with this Agreement); or (iii) the board of directors of Company shall have authorized or approved a Takeover Proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the stockholders of Company approve or accept any Takeover Proposal (other than as contemplated by and in connection with this Agreement); or

(c) a termination of this Agreement by Buyer pursuant to Section 8.01(g).

If Company fails to promptly pay to Buyer any fee due under this Section 8.03, then Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including, but not limited to, the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A., from the date such fee was required to be paid.

Section 8.04. Survival of Agreements. In the event of termination of this Agreement by either Buyer or Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except that the agreements contained in Sections 6.01, 8.02, 8.03, 8.04 and Article IX hereof shall survive the termination hereof. Notwithstanding the prior sentence or Section 8.03, in the event of termination of this Agreement caused by (a) willful breach by a party of any agreement, covenant, or undertaking of such party contained herein or in any exhibit hereto; or (b) any uncured material misrepresentations or breach of warranty in any material respect by a party herein; or (c) the failure of any condition set forth in Article VII hereof which has failed because a party did not exercise good faith and commercially reasonable efforts towards the fulfillment of such condition, then the other party shall in addition to any other rights herein (including those described in Section 8.02 and Section 8.03 hereof) be entitled to all its legal and equitable remedies with respect to such termination and the causes thereof.

Section 8.05. Amendment. This Agreement may be amended by the parties hereto by action taken by the board of directors of Buyer and the board of directors of Company at any time before or after approval hereof by the stockholders of Company or Buyer, as the sole stockholder of NewCo but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of Company or which in any other way adversely affects the rights of such stockholders of Company without the further approval of such Company stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer, Company and NewCo. Buyer, Company and NewCo may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

Section 8.06. Waiver. Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by65 law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement. No investigation, review or audit by Buyer of Company, or by Company of Buyer, prior to or after the date hereof shall stop or prevent Buyer or Company, as the case may be, from exercising any right hereunder or be deemed to be a waiver of any such right.

Article IX
General Provisions

Section 9.01. Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall not survive the Effective Time; provided that all of the agreements, covenants and obligations of Buyer and Company set forth herein which are contemplated to be performed after the Effective Time shall survive the Effective Time.

Section 9.02. Delivery of Disclosure Schedules. The Disclosure Schedules of each of Buyer and Company referred to in this Agreement shall consist of the information, agreements and other documentation described and referred to in this Agreement as being included in the Disclosure Schedules with respect to such party, which Disclosure Schedules were delivered by each of Buyer and Company to the other not less than one calendar day before the date of this Agreement. Disclosure of any fact or item in any Disclosure Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section to which its relevance is reasonably apparent.

Section 9.03. Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or parties as specified below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission and such transmission is confirmed successfully by the transmitting machine, provided that such transmission is received during normal business hours and that any transmission received outside of normal business hours shall be deemed to be received at the start of normal business hours commencing immediately after the dispatch of the transmission, in each case addressed as follows:

if to Buyer: Steven H. Shapiro
Executive Vice President

First Midwest Bancorp, Inc.

300 Park Boulevard
Suite 400
Itasca, Illinois 60143

Telephone: (630) 875-7345

Telecopier: (630) 875-7360

copy to: Douglas R. Hoffman
Chapman and Cutler LLP
111 West Monroe Street
Chicago, Illinois 60603-4080
Telephone: (312) 845-3000
Telecopier: (312) 701-2361

if to Company: James L. Roberts
President and Chief Executive Officer
CoVest Bancshares, Inc.
749 Lee Street

Des Plaines, Illinois 60016-6469

Telephone: (847) 294-6500

Telecopier: (847) 824-4204

copy to: Dennis R. Wendte
Barack Ferrazzano Kirschbaum
Perlman & Nagelberg L.L.C.
333 West Wacker Drive
Suite 2700
Chicago, IL 60606
Telephone: (312) 984-3188
Telecopier: (312) 984-3150

Section 9.04. Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance.

Section 9.05. Applicable Law; Jurisdiction. (a) This Agreement shall be construed and interpreted according to the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Cook County, Illinois (and elsewhere with respect to appellate courts with jurisdiction over such matter) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in Section 9.03 of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in Cook County, Illinois.

Section 9.06. Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

Section 9.07. Entire Agreement; Binding Effect; Non-Assignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other Person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights hereunder to an Affiliate of Buyer without the prior written consent of any other party hereto; provided further, that such an assignment by Buyer shall not relieve Buyer from any Liability if such Affiliate fails to perform this Agreement. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

Section 9.08. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy or dispute that may arise under this Agreement is likely to involve complicated and difficult issues and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing Waiver, (ii) each such party understands and has considered the implications of this Waiver, (iii) each such party makes this Waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the Mutual Waivers and Certifications of this Section 9.08.

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In Witness Whereof, the undersigned have caused this Agreement and Plan of Merger to be executed as of the day and year first above written.

First Midwest Bancorp, Inc.

By /s/John M. O'Meara

Name: John O'Meara

Its: President and Chief Executive Officer

First Midwest Acquisition Subsidiary, Inc.

By /s/John M. O'Meara

Name: John O'Meara

Its: President

CoVest Bancshares, Inc.

By /s/James Roberts

Name: James Roberts

Its: President and Chief Executive Officer